UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Alignment Healthcare, Inc.

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

April 28, 2022

Dear Fellow Stockholders:

2021 was a historic year for Alignment Healthcare. Our results demonstrated a successful first year as a public company, from strong membership growth to medical management and clinical outcome improvement.

On behalf of the Alignment Healthcare Board of Directors, it is our pleasure to invite you to attend our first Annual Meeting of Stockholders (the “Annual Meeting”) on June 14, 2022 at 8:00 a.m. Pacific Time. The Annual Meeting will be held virtually via audio-only webcast at www.proxydocs.com/ALHC. You will be able to listen to the meeting live, submit questions and vote online during the Annual Meeting. For further information on how to participate in the meeting, please refer to the section entitled “Commonly Asked Questions and Answers About the Annual Meeting” within the accompanying proxy statement.

When we publicly listed in March 2021, the United States passed 30 million COVID-19 cases and deaths were increasing exponentially. We were all impacted by the pandemic in painful ways. A company’s culture and resilience are tested during these challenging times, and we are proud that Alignment Healthcare has emerged more resilient than ever.

The entire Alignment Healthcare family demonstrated tremendous work and remained keenly focused on delivering on our mission to improve healthcare, one senior at a time. Thanks to their dedication, during 2021 the company met or exceeded our financial guidance objectives and continued to improve our gross margins with our unique clinical model that produces quality care at better costs. We also achieved:

•
26% year-over-year health plan membership growth as of December 31, 2021;
•
Better medical management outcomes, with 156 inpatient admissions per thousand in 2021, approximately 38% lower than Centers for Medicare & Medicaid Services Fee-for-Service benchmarks;
•
Improved clinical outcomes, as reflected in our 5-Star CMS Healthcare Effectiveness Data and Information Set scores;
•
Increased Care Anywhere member engagement rates from 57% in 2020 to 64% in 2021; and
•
An Alignment Health Plan Net Promoter Score (“NPS”) of 64, which is significantly higher than the national average Medicare Advantage NPS of 38 and includes an all-time high NPS score of 82 for our Care Anywhere program.

The Board of Directors formally met on a regular basis, monitoring the impact of the pandemic and the company’s focus on taking care of its employees and members. We developed a foundation of good governance practices, which served us well in 2021 and will continue to do so as we grow. The depth of leadership experience among our Board members and their clinical, operational, technological, financial and policy experience has been crucial to the collective oversight of the management team.

Mindful of the need for the Board to possess a wide range of skills, qualifications, experiences and backgrounds, the Board has comprehensively assessed our own performance and composition. At the beginning of 2022, we welcomed Jody Bilney and Yon Jorden to the Board. They not only add extensive brand, strategy and finance expertise to our Board’s collective skill set, but with their addition, the Board now also includes five of eleven members who are historically underrepresented. We remain focused on continuous improvement and enhancement of diversity in the boardroom, in both skillset and background, because we believe it makes us a stronger company.

Our Board and management remain committed to driving all our collective efforts to create value for our stockholders. Thank you for your support throughout the past year. We look forward to speaking with you at the Annual Meeting.

Sincerely,

John Kao Chief Executive Officer	Joseph Konowiecki Chairman of the Board

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

The 2022 Annual Meeting of Stockholders of Alignment Healthcare, Inc. (the “Annual Meeting”) will be held on June 14, 2022 at 8:00 a.m. Pacific Time.

Items of Business

Matters to be voted on at the Annual Meeting are as follows:

•
Proposal 1: Elect three nominees identified in the accompanying proxy statement to serve as Class I directors to hold office until the 2025 Annual Meeting of Stockholders;
•
Proposal 2: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
•
Proposal 3: Indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers (“Named Executive Officers” or “NEOs”).

Items of business may also include transacting other business as may properly come before the meeting or any adjournment of the meeting. The Proxy Statement accompanying this notice describes each of the items of business in more detail.

Access to the Meeting

The Annual Meeting will be held via live audio webcast available at www.proxydocs.com/ALHC. Please see the “Commonly Asked Questions and Answers About the Annual Meeting” section in the attached Proxy Statement for information on registration to attend the Annual Meeting. Stockholders will be able to participate, vote, view the list of stockholders of record and submit questions from any location.

Record Date & List of Stockholders

Our Board has set the record date as April 22, 2022 (the “Record Date”). Only stockholders that owned Alignment common stock at the close of business on that day are entitled to notice of and may vote at the Annual Meeting or any adjournment of the meeting. A list of Alignment’s stockholders of record will be available at our corporate headquarters and principal executive offices located at 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868 at least ten days prior to June 14, 2022. Additionally, instructions regarding how to view a complete list of these stockholders will be provided to you by email after you have completed registration to attend the Annual Meeting.

How to Vote Your Shares

By Internet Go to www.proxydocs.com/ALHC and follow the instructions	By Telephone Dial toll-free 866-314-3346 using any touch-tone telephone and follow the recorded instructions
By Mail Complete, sign, date and return your proxy card or voting instruction form in the envelope provided	In Person (Virtual) Attend our virtual Annual Meeting and cast your vote using the webcast voting options

Whether or not you expect to attend the Annual Meeting, please make sure you vote so that your shares will be represented at the meeting.

By Order of the Board of Directors

Richard Cross

General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2022

This Notice of Annual Meeting, the Proxy Statement and our fiscal year 2021 Annual Report are available on the investor relations section of our website at https://ir.alignmenthealthcare.com/. Additionally, in accordance with the SEC rules, you may access our proxy materials at www.proxydocs.com/ALHC. We are taking advantage of U.S. Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. These materials will be available on the Internet on or about April 28, 2022. We are sending a “Notice of Internet Availability of Proxy Materials (“Notice of Availability”) to our stockholders of record instead of a paper proxy statement and annual report containing financial statements, unless paper copies have previously been requested. We believe that Internet delivery of our proxy materials allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are subject to risks and uncertainties and are based on assumptions that may prove to be inaccurate, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Important risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: our ability to attract new members and enter new markets; our ability to maintain a high rating for our plans on the Five Star Quality Rating System; risks associated with being a government contractor; changes in laws and regulations applicable to our business model; changes in market or industry conditions and receptivity to our technology and services; results of litigation or a security incident; the impact of shortages of qualified personnel and related increases in our labor costs; and the impact of COVID-19 on our business and results of operation. For a detailed discussion of the risk factors that could affect our actual results, please refer to the risk factors identified in our SEC reports, including our Annual Report on Form 10-K filed with the SEC on March 3, 2022. All information provided in this proxy statement is as of the date hereof, and we undertake no duty to update or revise this information unless required by law.

COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive these materials?

The Board of Alignment Healthcare, Inc. (“Alignment” or the “Company”) is soliciting your proxy to vote at our 2022 Annual Meeting of Stockholders (or at any postponement or adjournment of the meeting) (the “Annual Meeting”). Stockholders who own shares of our common stock as April 22, 2022 (the “Record Date”), are entitled to vote at the Annual Meeting. These proxy materials are first being distributed to stockholders on or about April 28, 2022. You should review these proxy materials carefully as they give important information about the proposals that will be voted on at the Annual Meeting, as well as other important information about Alignment.

Notice of Electronic Availability of Proxy Statement and Annual Report. As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our annual report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Householding. The SEC’s rules permit us to print an individual’s multiple accounts on a single notice or set of Annual Meeting materials. To take advantage of this opportunity, we have summarized on one notice or set of Annual Meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted stockholder prior to the mailing date. The SEC’s rules also permit us to send a single set of proxy materials to two or more securityholders who share a single address, which is called “householding”. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or Annual Meeting materials, as requested, to any stockholder (including any stockholder at a shared address) to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or Annual Meeting materials, or if you currently receive separate copies of the notice or Annual Meeting materials but would like to receive a single copy of such materials going forward, please visit www.proxydocs.com/ALHC, write to us at 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868, Attn: Investor Relations, or contact Mediant, Inc. at (866) 648-8133 or paper@investorelections.com. A number of brokerage firms have instituted householding. They will have their own procedures for stockholders who wish to receive individual copies of the proxy materials, or who currently receive individual copies of such materials and would like to participate in householding.

Who will be entitled to vote?

Stockholders who own shares of our common stock as of the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, Alignment had approximately 187,305,669 shares of common stock outstanding. Holders of shares of common stock are entitled to one vote per share. Cumulative voting is not permitted with respect to the election of directors or any other matter to be considered at the Annual Meeting.

What will I be voting on?

You will be voting on:

•
Proposal 1: Election of three nominees identified in the accompanying proxy statement to serve as Class I directors to hold office until the 2025 Annual Meeting of Stockholders;
•
Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022; and
•
Proposal 3: Indication, on an advisory basis, of the preferred frequency of stockholder advisory votes on the compensation of our named executive officers (“Named Executive Officers” or “NEOs”).

You will also vote on any other business as may properly come before the meeting or any adjournment of the Annual Meeting. All shares that are represented at the Annual Meeting by properly executed proxies received before or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in the proxies.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1 AND 2 AND THAT YOU VOTE FOR “EVERY YEAR” WITH RESPECT TO PROPOSAL 3

How can I attend the Annual Meeting?

The Annual Meeting is being held as a virtual-only meeting. In order to attend the Annual Meeting, you must register at www.proxydocs.com/ALHC by no later than 5:00 p.m. Pacific Time on June 13, 2022. If you are a stockholder of record as of the Record Date, upon completing your registration, you will receive further instructions via email, including a unique link that will allow you access to the Annual Meeting and to vote and submit questions during the Annual Meeting. As part of the registration process, you must enter the control number located on your proxy card, voting instruction form, or Notice of Internet Availability.

If you are a beneficial owner of shares through a brokerage firm, bank, broker-dealer or other nominee holder (i.e., you hold shares in “street name”) as of the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your brokerage firm, bank, broker-dealer or other nominee holder. You will need to enter your uniquely assigned control number at www.proxydocs.com/ALHC as part of the registration process. You may not vote your shares via the Internet at the Annual Meeting unless you receive a valid legal proxy from your brokerage firm, bank, broker-dealer or other nominee holder. If you were not a stockholder as of the Record Date, you may still listen to the Annual Meeting, but will not be able to ask questions or vote at the meeting.

The audio broadcast of the Annual Meeting will be archived on the investor relations section of our website, https://ir.alignmenthealthcare.com/, for at least one year.

How can I ask questions at the Annual Meeting?

We have designed the virtual Annual Meeting to provide substantially the same opportunities to participate as stockholders would have at an in-person meeting. The virtual Annual Meeting format allows stockholders to communicate with us during the Annual Meeting so they can ask questions of our management and Board of Directors, as appropriate. If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions).

We reserve the right to exclude questions regarding topics that are not pertinent to meeting matters or company business or are inappropriate. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition. Any questions that are appropriate and pertinent to the Annual Meeting will be answered in the live question and answer session during the Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the Annual Meeting due to time constraints will be posted and answered on the investor relations section of our website, https://ir.alignmenthealthcare.com/, as soon as practicable after the Annual Meeting.

Additional information regarding the ability of stockholders to ask questions during the Annual Meeting and information regarding how to obtain the related rules of conduct and other materials for the Annual Meeting will be provided by email after you have completed registration to attend the Annual Meeting.

How can I access technical support for the Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting login page for assistance.

Technical support will be available beginning approximately 15 minutes prior to the start of the Annual Meeting through its conclusion. The virtual Annual Meeting platform is fully supported across browsers (Edge, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong internet connection if you intend to attend and/or participate in the Annual Meeting.

Why is the Annual Meeting virtual only?

In light of the ongoing uncertainty regarding gatherings presented by COVID-19, this year’s Annual Meeting will be conducted virtually via audio-only webcast. Protecting the health and well-being of the attendees (employees, stockholders and the Board) is our top priority. We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the virtual-only Annual Meeting platform, including any difficulties voting or submitting questions, you may call the technical support number that will be posted in your instruction email.

How do I cast my vote?

Beneficial Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you are a stockholder of record, you may vote at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote even if you have already voted by proxy.

•
TO VOTE DURING THE ANNUAL MEETING: To vote during the live webcast of the Annual Meeting, you must first register at www.proxydocs.com/ALHC. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the Annual Meeting and, if you are a stockholder, to submit questions during the meeting. Please be sure to follow the instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email. Stockholders will be able to attend the Annual Meeting platform beginning at 7:00 a.m. Pacific Time on June 14, 2022 pursuant to the unique access instructions they receive following their registration at www.proxydocs.com/ALHC.
•
TO VOTE BY PHONE: To vote by telephone, dial toll-free 866-314-3346 using any touch-tone telephone and follow the recorded instructions.
•
TO VOTE BY INTERNET: To vote through the Internet, you may complete an electronic proxy card and www.proxydocs.com/ALHC.

The Board has appointed John Kao and Thomas Freeman to serve as proxy holders to vote your shares according to the instructions you submit. If you properly submit a proxy but do not indicate how you want your shares to be voted on one or more items, your shares will be voted on such items in accordance with the recommendations of our Board as set forth above under “What will I be voting on?” With respect to any other matter properly presented at the Annual Meeting, your proxy, if properly submitted, gives authority to the proxy holders to vote your shares on such matter in accordance with their best judgment.

Can I access the proxy materials electronically?

Yes. Your notice, proxy card or voting instruction card will contain instructions on how to:

1.
view our proxy materials for the Annual Meeting on the Internet; and
2.
instruct us to send our future proxy materials to you electronically by e-mail.

Our proxy materials are also available at www.proxydocs.com/ALHC and our proxy materials will be available starting on April 28, 2022.

Instead of receiving future copies of our proxy statements and annual reports by mail, stockholders of record and most beneficial owners can elect to receive an email that will provide an electronic link to these documents. Your election to receive future proxy materials by email will remain in effect until you revoke it.

How may I change or revoke my proxy?

Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their proxy vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

1.
delivering written notice of revocation to the General Counsel and Secretary at our principal executive offices at 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868;
2.
submitting another proxy that is dated later than the original proxy (including a proxy via telephone or Internet); or
3.
voting via the Internet at the Annual Meeting.

What is the voting requirement to approve each of the proposals, and how are the votes counted?

Proposal	Vote Required for Approval	Effect of Abstentions(2)	Effect of Broker Non-Votes(2)
(1) Election of Directors	Plurality of the votes cast at the Annual Meeting(3)	No effect	No effect
(2) Ratification of Appointment of Independent Registered Public Accounting Form	Affirmative vote of a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter	Vote “Against”(4)	Not applicable (brokers may vote uninstructed shares)
(3) Advisory Vote on Frequency of Advisory Vote on Executive Compensation	The frequency receiving the highest number of votes from the holders of voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter	No effect	No effect
(1)
Proxy cards that are signed and returned but include unmarked votes will be voted in accordance with our Board’s recommendations.
(2)
If you are a beneficial owner whose shares are held of record by a broker or other NYSE member organization, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” A broker non-vote will not affect the outcome of the vote for Proposal 1 or Proposal 3, because they are not considered to be votes cast for these “non-routine” matters. Proposal 2 is a “routine” matter, and so brokers are permitted discretionary authority to vote.
(3)
A plurality of the votes cast by the shares of common stock present or represented by proxy at the meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast.

(4)
Abstentions will be counted as present and entitled to vote on the proposals and will therefore have the effect of a negative vote.

What is a “broker non-vote”?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner, but does have discretionary voting power over other items and submits votes for those matters. As discussed above, if you hold shares through a broker or other nominee and do not provide voting instructions to your broker, your shares may not be voted with respect to certain proposals, including the proposals listed above that are not considered “routine” and therefore discretionary voting by the broker or other NYSE member is not permitted. Among the matters submitted to the vote of stockholders at the Annual Meeting, only Proposal 2 is considered a “routine” matter.

What constitutes a “quorum”?

A “quorum” is the presence at the Annual Meeting, virtually or by proxy, of a majority of the outstanding shares entitled to vote at the Annual Meeting. Shares may be voted at the Annual Meeting by a signed proxy card, by telephone instruction, or electronically on the Internet. There must be a quorum for the Annual Meeting to be held. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

When will the results of the vote be announced?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be published in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

What is the deadline for submitting a stockholder proposal or director nomination for the 2023 Annual Meeting?

Stockholder proposals pursuant to SEC Rule 14a-8 for inclusion in the proxy statement and form of proxy for Alignment’s 2022 Annual Meeting of Stockholders, to be held in 2023, must be received by us at our principal executive offices at 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868 no later than the close of business on December 29, 2022. Stockholders wishing to make a director nomination or bring a proposal before the annual meeting to be held in 2023 (but not include it in our proxy materials) must provide written notice of such proposal to the General Counsel and Secretary at our principal executive offices no later than March 16, 2023 and not earlier than February 14, 2023, assuming we do not change the date of the 2023 annual meeting of stockholders by more than 30 days before or after the anniversary of the 2022 Annual Meeting. If so, we will release an updated time frame for stockholder proposals. Any stockholder proposal or director nomination must comply with the other provisions of our Amended and Restated Bylaws and be submitted in writing to the General Counsel and Secretary at our principal executive offices in the form provided for in our Amended and Restated Bylaws.

Additionally, to comply with the SEC’s universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 15, 2023.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board recommends that the nominees below be elected as members of the Board at the Annual Meeting for a term expiring at the 2025 Meeting of Stockholders:

Name	Class	Age	Director Since	Independent	Committees	Other Public Company Boards
Thomas Carella	I	47	2017	X	Compensation	—
Mark McClellan	I	58	2014	X	—	Cigna Corporation Johnson & Johnson
Robbert Vorhoff	I	43	2014	X	Compensation (Chair)	Oak Street Health, Inc.

Each nominee was recommended for re-election by the Nominating, Corporate Governance and Compliance Committee (“NCGCC”) for consideration by the Board and our stockholders. Mr. Carella and Mr. Vorhoff have been nominated to serve on our Board by our Lead Sponsors (defined below). See “Corporate Governance—Board Composition and Director Independence.”

If, before the Annual Meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the persons named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat, subject to the Stockholders Agreement (as defined below).

Director Nominees to Serve for a Three-Year Term Expiring at the 2025 Annual Meeting

Thomas Carella

Mr. Carella has served as a member of our Board since 2017. Mr. Carella has served as a Managing Director at Warburg Pincus since September 2016 where he is Head of Healthcare. Prior to joining Warburg Pincus, Mr. Carella was a Partner in the Merchant Banking Division of Goldman Sachs and Global Head of the division’s private equity activities in the healthcare sector. Mr. Carella currently serves on the board of directors of private healthcare companies including Aetion, Bond Vet, Polyplus Transfection, Quantum Health, Summit Health/CityMD, Vertice Pharma and WebPT. Mr. Carella previously served on the board of public companies SOC Telemed, Inc. from October 2020 to April 2022 and Outset Medical, Inc. from April 2019 to January 2021. Mr. Carella holds a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Carella serves on our Board because of his private equity experience and his experience on other healthcare companies’ boards.

Mark McClellan

Dr. McClellan has served as a member of our Board since 2014. Dr. McClellan became the inaugural Director of the Duke-Robert J. Margolis, MD, Center for Health Policy and the Margolis Professor of Business, Medicine and Policy at Duke University in January 2016. He is also a faculty member at Dell Medical School at The University of Texas in Austin. Previously, he served from 2007 to 2015 as a Senior Fellow in Economic Studies and as Director of the Initiatives on Value and Innovation in Health Care at the Brookings Institution. Dr. McClellan served as Administrator of the Centers for Medicare & Medicaid Services (“CMS”) for the U.S. Department of Health and Human Services from 2004 to 2006 and as

Commissioner of the U.S. Food and Drug Administration (FDA) from 2002 to 2004. He served as a Member of the President’s Council of Economic Advisers and as Senior Director for Healthcare Policy at the White House from 2001 to 2002 and, during the Clinton administration, held the position of Deputy Assistant Secretary for Economic Policy for the Department of the Treasury. Dr. McClellan previously served as an Associate Professor of Economics and Medicine with tenure at Stanford University, where he also directed the Program on Health Outcomes Research. Dr. McClellan is the founding chair and a current board member of the Reagan-Udall Foundation, is a member of the National Academy of Medicine, chairs the Academy’s Leadership Consortium for Value and Science-Driven Health Care, and co-chairs the Guiding Committee of the Health Care Payment Learning and Action Network. He sits on the boards of directors of ResearchAmerica!, National Alliance for Hispanic Health and PrognomIQ, as well as two public companies, Cigna Corporation and Johnson & Johnson. Dr. McClellan received his Bachelor of Arts degree from the University of Texas, his Masters of Public Administration and Medical Doctorate from Harvard University and his Doctor of Philosophy in Economics from Massachusetts Institute of Technology. Dr. McClellan is a valuable member of our Board because of his extensive experience in public health policy, his academic experience and background as both a regulator and government advisor.

Robbert Vorhoff

Mr. Vorhoff has been a member of our Board since 2014. Mr. Vorhoff is a Managing Director, Management Committee member and the Head of Global Healthcare at General Atlantic, an investment management firm, in New York City. Before joining General Atlantic in 2003, Mr. Vorhoff worked at Greenhill & Co., an investment bank, first in the mergers & acquisitions and restructuring advisory group, then in the private equity group, Greenhill Capital Partners. Mr. Vorhoff is currently a member of the board of one public healthcare company, Oak Street Health, Inc., and of several private healthcare companies, including Equality Health, Included Health, Marathon Health, OneOncology, Stellar Health, and Vida Health. Mr. Vorhoff previously was a member of the boards of Align Networks, Alternate Solutions Health Network, A Place for Mom, eviCore Healthcare, Landmark Health, and MedExpress. Mr. Vorhoff received a B.S. in Commerce with a concentration in Finance from the McIntire School of Commerce at the University of Virginia. Mr. Vorhoff is a valuable member of our Board because of his private equity experience and his experience on other healthcare companies’ boards.

Vote Required and Recommendation of the Board of Directors

A plurality of the votes cast by the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to elect each nominee named herein. This means that the three nominees receiving the highest number of votes at the Annual Meeting will be elected, even if those votes do not constitute a majority of the votes cast. Shares not present at the Annual Meeting, shares voting “abstain” and broker non-votes have no effect on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE ABOVE DIRECTOR NOMINEES.

Continuing Directors

The following table summarizes key facts regarding the members of our Board whose terms are continuing beyond the Annual Meeting:

Name	Class	Age	Director Since	Term Expires	Independent	Committees	Other Public Company Boards
Jody Bilney	II	60	2022	2023	X	NCGCC	• Chuy’s Holdings, Inc. • Masonite International Corp.
David Hodgson	II	65	2018	2023	X	NCGCC (Chair)	• TriNet Group, Inc.
Jacqueline Kosecoff	II	72	2017	2023	X	Compensation NCGCC	• Steris plc • TriNet Group, Inc. • Houlihan Lokey, Inc. • GoodRx Holdings, Inc.
Jeffrey Margolis	II	58	2014	2023	X	Audit (Chair)	• NextGen Healthcare, Inc.
Yon Jorden	III	67	2022	2024	X	Audit	• Cohu, Inc. • Capstone Green Energy Corp.
John Kao	III	60	2014	2024	No (Chief Executive Officer)	—	—
Joseph Konowiecki, Chairman	III	68	2014	2024	X	Compensation NCGCC	—
Margaret McCarthy	III	68	2020	2024	X	Audit	• Marriott International • First American Financial Corp. • American Electric Power Co. Inc.

Jody Bilney

Ms. Bilney has served as a member of our Board since January 2022. Ms. Bilney served as the Chief Consumer Officer of Humana, Inc., a health insurance provider, from April 2013 until her retirement in March 2020. Prior to that, she served in various senior executive marketing roles with Bloomin’ Brands, Inc. from 2006 through March 2013, most recently serving as Executive Vice President and Chief Brand Officer. Prior to joining Bloomin’ Brands, she held senior executive positions with Openwave Systems, Inc., Charles Schwab & Co., Inc., and Verizon Communications, Inc. Ms. Bilney serves as a director of Chuy’s Holdings, Inc. and Masonite International Corp. She earned a Bachelor of Science degree in Economics, with a minor in Marketing, from Clemson University. Ms. Bilney is a valuable member of our Board because of her leadership, industry-specific and marketing experience.

David Hodgson

Mr. Hodgson has served as a member of our Board since 2014. Mr. Hodgson is a Managing Director and Vice Chairman of General Atlantic. He joined General Atlantic in 1982 and has over 30 years of experience identifying and assisting portfolio companies worldwide in all areas of their development. Currently, Mr. Hodgson is Chair of the board of directors of TriNet Group, Inc. Mr. Hodgson has an MBA from Stanford Graduate School of Business (1982) and a Bachelor of Arts in Mathematics and Social Sciences from Dartmouth College (1978). Mr. Hodgson is a valuable member of our Board because of his private equity experience and his experience on other healthcare companies’ boards.

Jacqueline Kosecoff

Dr. Kosecoff has served as a member of our Board since 2017. Since 2013, Dr. Kosecoff has served as a Managing Partner of Moriah Partners and also a Senior Advisor of Warburg Pincus. From 2002 to 2012, Dr. Kosecoff was a senior executive inside UnitedHealth Group-PacifiCare, which she joined as part of the acquisition of PacifiCare Health Systems in 2005, where she served as Executive Vice President. Upon joining UnitedHealth Group, Dr. Kosecoff was appointed Chief Executive Officer of Prescription Solutions (now known as OptumRx). Prior to joining UnitedHealth Group-PacifiCare, Dr. Kosecoff was founder, President and Chief Operating Officer of Protocare. Currently Dr. Kosecoff sits on the board of directors of these public companies: Steris, plc, TriNet Group, Inc., Houlihan Lokey, Inc. and GoodRx Holdings, Inc. From May 2005 through May 2021, Dr. Kosecoff served on the board directors of Sealed Air Corporation. From July 2012 through February 2019, Dr. Kosecoff served on the board of directors of athenahealth, Inc. Dr. Kosecoff holds a B.A. from the University of California, Los Angeles, an M.S. in Applied Mathematics from Brown University, and a doctorate from University of California, Los Angeles. Dr. Kosecoff was appointed to serve on our board of directors because of her extensive experience in managing organizations and her experience serving on public company boards.

Jeffrey Margolis

Mr. Margolis has served as a member of our Board since 2014. Mr. Margolis has served as Chairman of NextGen Healthcare Information Services Inc. since November 2015 and as a member of the board since May 2014, as Vice Chairman of TriNetX, Inc. since October 2014, as a director of Get-Grin Inc. since December 2021 and as a director of Hydrogen Health since April 2021. He previously served as Chairman of Welltok, Inc. from October 2011 until November 2021, where he also served as CEO from April 2013 through April 2020. Mr. Margolis is Chairman Emeritus of TriZetto Corporation, where he served as the founding CEO beginning in 1997, served as Chairman and CEO until 2010, and continued as Chairman until October 2011. He also served as Senior Executive Advisor to the Oliver Wyman Health Innovation Center during 2012 and 2013. From 1989 to 1997, Mr. Margolis served as Senior Vice President and Chief Information Officer of FHP International Corp. Earlier in his career, Mr. Margolis served in various positions with Andersen Consulting (now Accenture) including his final position as Manager, Healthcare Consulting. Mr. Margolis currently serves on the board of directors of Hoag Hospital and is Chairman of the Hoag Clinic in Newport Beach, California. He also serves on the Advisory Boards of the University of California at Irvine’s Center for Healthcare Management & Policy and Center for Digital Transformation. A published author on topics of healthcare information technology and systems, Mr. Margolis earned a bachelor’s degree in business administration/management information systems with high honors from the University of Illinois in 1984, and holds CPA certificates (currently inactive) in Colorado and Illinois. Mr. Margolis is a NACD Board Leadership Fellow and holds a Certified Global Management Accountant designation with the American Institute of Certified Public Accountants. Mr. Margolis is a valuable member of our Board because of his extensive experience as a chief executive officer in the healthcare information technology sector, his financial expertise and his experience as an executive officer and director of multiple public and private companies.

Yon Jorden

Ms. Jorden has served as a member of our Board since January 2022. Ms. Jorden has served as a director and audit committee member of Cohu, Inc., a manufacturer of semiconductor equipment, since May 2021, and as a director of Capstone Green Energy Corp., a microturbine manufacturer, since April 2017. Additionally, she has served as a director and finance committee member of Methodist Health System, a not-for-profit Texas-based hospital system, since 2008. Prior to her current roles, Ms. Jorden served as director and a member of the audit committee for Maxwell Technologies, a manufacturer of energy storage and power delivery solutions, from 2008 to 2017. In addition, she also served as director and chairperson of the audit committee of Magnatek, Inc., a manufacturer of digital power control systems, U.S. Oncology, a privately held oncology services company, and BioScrip, a national provider of infusion and home care management solutions. During her business career, she served as chief financial officer of four publicly traded companies, including as Executive Vice President and Chief Financial Officer of AdvancePCS, a pharmacy benefits management company, from 2002 to 2004. Previously she was chief financial officer of Informix Corp. (now Ascential Software Corp.), a provider of information management software, Oxford Health Plans, a provider of managed health care services, and WellPoint, Inc., a managed care company. Ms. Jorden received her Bachelor of Science degree in Accounting from the California State University, Los Angeles. Earlier in her career, she was a senior auditor with Arthur Andersen & Co., where she became a Certified Public Accountant (inactive) in the State of California. Ms. Jorden is a valuable member of our Board because of her extensive experience as a chief financial officer, her financial expertise and her experience as a director of multiple public and private companies.

John Kao

Mr. Kao has served as our Chief Executive Officer and as a member of our Board since 2014. Mr. Kao is our founder, and he was appointed as our Chief Executive Officer and to serve on our board of directors because of his extensive experience in managing organizations in the healthcare industry. Mr. Kao previously served as president of CareMore Medical Enterprises, Inc. (“CareMore”), which Mr. Kao and his partners acquired in 2006. In August 2011, CareMore was acquired by Wellpoint, Inc. Mr. Kao has also served as executive vice president at The TriZetto Group, and has served as president and CEO of the Ventures Division of PacifiCare Health Systems. While at PacifiCare, Mr. Kao was the chief financial officer at Secure Horizons USA. His earlier work included mergers and acquisitions with FHP International and investment banking with BancAmerica Securities, Inc. Mr. Kao received his Bachelor of Science degree from Santa Clara University and his MBA from the UCLA Anderson Graduate School of Management, where he was honored as a Venture Capital Fellow. Mr. Kao is qualified to serve on our Board because of his executive leadership experience and his extensive experience in the healthcare industry.

Joseph Konowiecki

Mr. Konowiecki has served as chairman of the Board since 2014. Since 2009, Mr. Konowiecki has served as managing partner of Moriah Partners, LLC and is the founder and CEO of Advanced Sports Media Group. Mr. Konowiecki previously served as Chairman and CEO of Apollo Enterprise Solutions, Inc. Mr. Konowiecki was previously CEO of Future Solutions with UnitedHealth Group’s Ovations division. Mr. Konowiecki has also held the positions of general counsel and executive vice president corporate affairs at PacifiCare Health Systems, Inc. In addition, he is a founding partner of the law firm Konowiecki & Rank and serves as a member of the RAND Healthcare Advisory Board. Mr. Konowiecki received a Bachelor of Arts degree in Political Science from the University of California, Los Angeles and a JD from Hastings College. Mr. Konowiecki was appointed to serve on our board of directors because of his extensive experience in managing organizations as an executive officer and representing organizations in the healthcare industry.

Margaret McCarthy

Ms. McCarthy has served as a member of our Board since December 2020. Ms. McCarthy retired in June 2019 as executive vice president of CVS Health following the completion of CVS Health’s acquisition of Aetna in 2018. She served as Executive Vice President of Operations and Technology for Aetna from 2010 until 2018, where she was responsible for innovation, technology, data security, procurement, real estate and service operations. Prior to joining Aetna in 2003, she served in information technology-related roles at Cigna and Catholic Health Initiatives, among others. Ms. McCarthy also worked in technology consulting at Accenture and was a consulting partner at Ernst & Young. She has served as a director of Marriott International since March 2019, of First American Financial since June 2015, and of American Electric Power Co. Inc. since April 2019. She was director at Brighthouse Financial from November 2018 until June 2021. She also served on various advisory boards, councils and private-company boards. Ms. McCarthy holds a bachelor’s degree from Providence College and a master’s degree in public health, hospital administration from Yale University. Given her extensive experience managing large groups of employees, complex processes and enterprise-critical technology, Ms. McCarthy brings to the board valuable insights into areas of critical import to our operations.

Nomination Criteria and Director Experience

Identifying Nominees for Directors

The Board has delegated an established screening process for director nominees to the NCGCC, with counsel from our Chairman, our Chief Executive Officer, and outside consultants as appropriate. The goal of the screening process is to assemble a group of potential board members with deep, varied experience, sound judgment, and commitment to the Company’s success.

The NCGCC regularly assesses the appropriate size of the Board, the areas of expertise required to effectively contribute to the Board process, and whether any vacancies are anticipated. It also annually assesses the director qualification criteria to ensure the Board has appropriate skill composition consistent with the Company’s long-term business, operations goals, growth strategy and risks. This includes (i) qualifications or characteristics that are expected and befitting of all directors and (ii) specific skills, experience or qualifications that should be represented collectively on our Board. As a result of its analysis, the NCGCC may recommend to the Board a need for an additional director, Board refreshment for certain requisite skills and qualifications, and/or suggest the replacement of an existing director for other credible reasons. The self-identification process may also incorporate responses, as appropriate, from the Board’s annual individual self-evaluations. Such evaluations require each director to honestly reflect upon and recount their personal contributions to the Board in the prior year and to provide feedback regarding their performance, the overall Board performance and the performance of certain other key Board positions. See “Corporate Governance—Board Evaluation Practices.”

The NCGCC will consider qualified candidates for director nominees suggested by the Company’s stockholders. Stockholders can suggest qualified candidates for director nominees by writing to the General Counsel and Corporate Secretary of the Company at 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868. Submissions should include the information about the director candidate and the stockholder making the submission that would otherwise be required by Article II, Section 11(b) of our Bylaws if the stockholder was nominating the individual for election to our Board. Submissions received that include such information, and provided that the recommended candidate meets the criteria described above, are forwarded to the NCGCC for further review and consideration. The committee may also request additional information concerning the director candidate that it deems reasonably required to determine the eligibility and qualification of the director candidate to serve on our Board. Stockholders suggesting director candidates for consideration by our Board in connection with the 2023 annual meeting of stockholders should provide their submission pursuant to the deadlines described above under “Commonly Asked Questions and Answers About the Annual Meeting.” The NCGCC does not intend to evaluate candidates proposed by stockholders any differently from other candidates.

As part of the process of identifying appropriate director candidates, the NCGCC formally reviews each director’s continuation on the Board every three years. As part of its formal review of directors, the NCGCC considers all factors which it deems appropriate, including director performance, any other directorships held by the director, whether the director undertook continuing director education and any other criteria approved by the Board.

Director Skills and Qualifications

The NCGCC has identified qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and the business priorities as described in our annual report. The NCGCC recognizes that our Board should represent a diverse group of experience, skills and other qualities, and as a collective group should have expertise in certain substantive areas including: corporate governance, finance/capital markets, board of directors experience, health care industry experience, clinical practice, CEO or other C-suite experience with significant business acumen, direct to consumer marketing, diversity, experience with complex organizations, technology/business processes, government relations and/or public policy and regulatory knowledge and other skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company. Certain directors or director nominees may possess expertise in the designated areas, however a director or director nominee need not individually possess the experience, skill or other requisite qualification in all areas. Among other key areas, the NCGCC seeks directors with the following types of experience:

•
Leadership experience. We believe that directors who have held significant leadership positions over an extended period provide the Company with unique insights. We believe such people have the ability to identify and develop leadership qualities in others. They demonstrate a practical understanding of organizations, processes, strategy and risk management, and they know how to drive change and growth.
•
Technology and business processes experience. As a technology-enabled Medicare Advantage platform, we seek directors with backgrounds in technology because our success depends on developing our platform and introducing it into new markets. We also value expertise in business processes as we continue to build into new markets and scale our operations.
•
Financial experience. We believe that an understanding of finance and financial reporting processes is important for our directors, as we measure our operating performance by reference to certain financial goals, including non-GAAP measures. Accurate financial reporting and robust auditing are critical to our success. We seek to have a number of directors who qualify as audit committee financial experts and we expect that all of our directors will be financially knowledgeable. As part of this qualification, we also seek directors who have relevant risk management experience.
•
Industry experience. We seek to have directors with experience as executives or directors or in other leadership positions in the Medicare Advantage space. We believe that this experience will help us effectively enhance our product offerings and successfully enter new markets.

•
Regulatory experience. Because we operate in a heavily regulated industry, we seek directors with significant government regulatory experience.
•
Marketing experience. As a consumer-facing business that is seeking to grow organically through new product offerings and in new markets, having directors with significant marketing experience is important to us.

Additionally, director nominees must possess high integrity and ethical standards; standing and reputation in the individual’s field; risk oversight ability with respect to the particular skills of the individual director; understanding of and experience with complex public companies or like organizations; and ability to work collegially and collaboratively with other directors and management. The NCGCC charter requires that candidates are to be selected for, among other things, their independence, diversity of experience, demonstrated leadership and the ability to exercise sound judgment.

Our director nominations are subject to an agreement with our Lead Sponsors (defined below). See “Corporate Governance—Board Composition and Director Independence.”

The NCGCC developed and maintains a skills matrix to assist in considering the appropriate balance of experience, skills and attributes required of a director and to be represented on the Board as a whole. The skills matrix is consistent with the Company's long-term strategic plan and is regularly reviewed and updated by the NCGCC. The NCGCC evaluates Board candidates against the skills matrix on an annual basis to determine whether to recommend candidates for initial election to the Board and whether to recommend currently serving directors for reelection to the Board. The NCGCC has determined that our Board collectively satisfies all of the above criteria, complementing each other’s skills, background and perspectives to create a collection of diverse, knowledgeable and experienced directors.

The following chart represents the skills matrix as currently constituted by the NCGCC:

Bilney	Carella	Hodgson	Jorden	Kao	Konowiecki	Kosecoff	Margolis	McCarthy	McClellan	Vorhoff
Executive Leadership	●			●	●	●	●	●	●		
Audit Committee Experience			●	●			●	●	●	●	
Compensation Committee Experience		●		●		●	●	●	●	●	●
Nominating/Governance Experience	●	●	●	●		●	●	●	●	●	●
Healthcare Industry	●	●	●	●	●	●	●	●	●	●	●
Legal / Securities Regulatory Compliance						●					
Accounting / Finance Expert				●				●			
Technology/ Business Processes								●	●		
Direct Consumer Markets	●				●	●	●	●			
Social Media / Marketing	●					●	●	●			
Diversity	●			●	●		●		●		
Clinical Practice								●		●	
Regulatory/Public Policy Experience						●				●	
Capital Markets		●	●	●	●	●		●			●

Director Diversity

In addressing issues of diversity, the NCGCC considers a nominee’s gender, ethnicity, tenure, skills and experience. The NCGCC believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. While the NCGCC carefully considers diversity when determining Board composition, it has not established a separate formal policy regarding diversity.

Board Diversity Matrix (as of April 28, 2022)
Board Size:
Total Number of Directors	11
	Female	Male
Gender Identity:
Directors	4	7
Demographic Background:
Asian	1	1
White	3	6

CORPORATE GOVERNANCE

Board and Corporate Governance Highlights

We are committed to sound corporate governance in order to promote the long-term interests of our stockholders, strengthen Board and management accountability and continue to build public trust in our Company. Our governance framework is described throughout this proxy statement and includes the following highlights:

• 10 of 11 Directors are Independent	• All Board Committees Comprised Entirely of Independent Directors
• 45% Gender and/or Racial or Ethnic Diversity on Board	• Risk Oversight by Full Board and Committees
• Regular Board and Committee Meetings, Including Regularly Scheduled Executive Sessions	• Disclosure of Board Skills Matrix
• Annual Board and Committee Self-Evaluations	• Stock Ownership Requirements for Directors
• Separate Chair and Chief Executive Officer, with Independent Chair	• Restrictive Insider Trading Policy
• Lead Sponsors Can Call Special Meetings	• Code of Ethics and Conduct Administered by Our Board

Board Composition and Director Independence

Our business and affairs are managed under the direction of our Board, which is composed of eleven directors. Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our Board. In addition, the Stockholders Agreement among us, funds managed by General Atlantic, L.P. (“General Atlantic”) and Warburg Pincus LLC (“Warburg Pincus” and, together with General Atlantic, the “Lead Sponsors”; such agreement, the “Stockholders Agreement”) prohibits us from increasing or decreasing the size of our Board without the prior written consent of General Atlantic.

Our certificate of incorporation also provides that our Board will be divided into three classes of directors, with the classes as nearly equal in number as possible. Subject to any earlier resignation or removal in accordance with the terms of our certificate of incorporation and bylaws, our Class I directors are Mr. Carella, Dr. McClellan and Mr. Vorhoff, who are subject to reelection at the Annual Meeting, our Class II directors are Ms. Bilney, Mr. Hodgson, Dr. Kosecoff and Mr. Margolis, who will serve until our 2023 annual meeting of stockholders, and our Class III directors are Ms. Jorden, Mr. Kao, Mr. Konowiecki and Ms. McCarthy, who will serve until our 2024 annual meeting of stockholders. This classification of our Board could have the effect of increasing the length of time necessary to change the composition of a majority of the Board. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board. In addition, our certificate of incorporation provides that directors may be removed for cause and only upon the affirmative vote of stockholders representing at least sixty-six and two-thirds percent (66 2⁄3%) of the voting power of the then-outstanding shares of voting stock, at a meeting of our stockholders called for that purpose.

Our Board has also determined that all directors except Mr. Kao meet the requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock, affiliations with our Lead Sponsors and certain consulting arrangements with individual Board members.

The Stockholders Agreement provides (x) General Atlantic the right to designate: (i) four of the nominees for election to our Board for so long as its beneficially owns at least 35% of our common stock then outstanding; (ii) three of the nominees for election to our Board for so long as it beneficially owns less than 35% but at least 25% of our common stock then outstanding; (iii) two of the nominees for election to our Board for so long as it beneficially owns less than 25% but at least 15% of our common stock then outstanding; and (iv) one of the nominees for election to our Board for so long as it beneficially owns less than 15% but at least 5% of our common stock then outstanding and (y) Warburg Pincus the right to designate one of the nominees for election to our Board for so long as Warburg Pincus beneficially owns at least 5% of our common stock then outstanding.

In addition, until such time as any Lead Sponsor ceases to beneficially own at least 10% of our common stock then outstanding, such Lead Sponsor shall have the right to designate one member of each committee of the Board; provided, that any such designee shall be a director and shall be eligible to serve on the applicable committee under applicable law or stock exchange listing standards, including any applicable independence requirements (subject in each case to any applicable exceptions, including those for newly public companies and any applicable phase-in periods).

The Stockholders Agreement also provides that until such time as General Atlantic ceases to beneficially own at least 15% of our common stock then outstanding, General Atlantic may select the chairperson of the Compensation Committee of the Board from among the directors then in office.

Board Leadership Structure and Role in Risk Oversight

We separate our chair of the Board (the “Board Chair”) and CEO to reinforce the independence of our Board in its oversight of our business and affairs. We believe that an independent Board Chair enhances the effectiveness of our Board by being best positioned to objectively evaluate and oversee management’s performance, ensure management accountability, and align management with the best interests of the Company and its stockholders. Our Board Chair, Mr. Konowiecki, has authority, among other things, to call and preside over Board meetings, to set meeting agendas and to determine the materials distributed to our Board. Mr. Konowiecki also presides over periodic meetings of the Board’s independent directors, serves as a liaison between our CEO and the independent directors and performs such additional duties as our Board may otherwise determine and delegate. The independent directors have the opportunity to meet in executive session without members of management as often as they deem appropriate, but at a minimum do so annually.

One of our Board’s key functions is informed oversight of our risk management process. Our Board administers this oversight function directly as well as through the Board’s standing committees. Our officers are responsible for day-to-day management of the material risks that the Company takes. The Board as a whole oversees our enterprise risk management program, monitors our management's operation of that program, including risk trends, significant risk exposures, and the quality and effectiveness of our technology security, and oversees the nature and level of risk appropriate for Alignment. Our Audit Committee considers and discusses our major financial risk exposures and management actions to monitor and control these exposures, monitors our compliance with legal and regulatory financial requirements, and oversees the performance of our internal audit function. Our NCGCC oversees governance risks, such as director independence and conflicts of interest. It also monitors our healthcare compliance activities, including regulatory audits and other touchpoints. Our Compensation Committee assesses and monitors risks related to our compensation policies and programs, such as management incentives and potential for excessive risk taking. Our Board receives periodic updates from our management and their independent advisors throughout the year regarding the risks that Alignment faces and reviews and analyzes key risk areas, including new business, operations and regulatory developments affecting such risks, and assesses, at least annually, our committee structure and the appropriateness of delegation of particular areas of risk oversight to such committees. In addition, our committees meet periodically with our management and their independent advisors to review risks and risk management processes relevant to the committees’ respective areas of oversight. Both our Board and our Board committees receive periodic and incidental reports as matters may arise from our chief compliance officer, who is our General Counsel, and our accounting personnel overseeing our internal audit function, regarding potential violations of our Code of Conduct, our ethics hotline activity and other complaints we may receive regarding potential ethics violations or our financial controls, accounting and other auditing matters. Our committee chairs are responsible for promptly reporting findings regarding material risk exposures to the Board.

Board Committees

The composition, duties and responsibilities of our committees are as set forth below. In the future, our Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Board Member	Audit Committee	Compensation Committee	Nominating, Corporate Governance & Compliance Committee
Jody Bilney			M
Thomas Carella		M
David Hodgson			C
Yon Jorden	M#
John Kao
Joseph Konowiecki		M	M
Jacqueline Kosecoff		M	M
Jeffrey Margolis	C#
Margaret McCarthy	M
Mark McClellan
Robbert Vorhoff		C

M = Committee Member C = Committee Chair # = Financial Expert

Audit Committee

Our Audit Committee is composed of Ms. Jorden, Mr. Margolis and Ms. McCarthy, with Mr. Margolis serving as chairman of the committee. We comply with the audit committee requirements of the SEC and Nasdaq, which require that the Audit Committee be composed entirely of independent directors. Our Board has determined that each of the current members of the Audit Committee meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. In addition, our Board has determined that each of Mr. Margolis and Ms. Jorden is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose on any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our Board. Furthermore, by virtue of their designation as “audit committee financial experts,” Mr. Margolis and Ms. Jorden meet the applicable “financial sophistication” requirement of the Nasdaq listing standards.

The written charter for our Audit Committee is available on the investor relations section of our website at https://ir.alignmenthealthcare.com/. Our website is not part of this proxy statement. The Audit Committee’s responsibilities include:

•
appointing, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
•
pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•
discussing the scope and results of the audits with our independent registered public accounting firm and reviewing, with management and that accounting firm, our interim and year-end operating results;
•
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•
reviewing the adequacy of our internal control over financial reporting;
•
establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•
monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•
preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement; and
•
reviewing all related party transactions for potential conflict of interest situations and approving all such transactions.

The Audit Committee has the sole authority, at its discretion, to engage independent counsel and other advisors as the committee deems necessary to carry out its duties.

Compensation Committee

Our Compensation Committee is composed of Mr. Carella, Mr. Konowiecki, Ms. Kosecoff and Mr. Vorhoff, with Mr. Vorhoff serving as chairman of the committee. All members of our Compensation Committee are independent as defined by Section 10(c) of the Exchange Act, Rule 10C under the Exchange Act and the applicable Nasdaq rules.

The written charter for our Compensation Committee is available on the investor relations section of our corporate website at https://ir.alignmenthealthcare.com/. Our website is not part of this proxy statement. The Compensation Committee’s responsibilities include:

•
annually reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers;
•
evaluating the performance of our executive officers in light of such corporate goals and objectives and determining and approving the compensation of our executive officers;
•
conducting the independence assessment outlined in applicable rules with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•
overseeing and administering our compensation and similar plans;
•
reviewing and making recommendations to our Board with respect to director compensation; and
•
reviewing and discussing with management the compensation discussion and analysis and other compensation-related disclosure to be included in our annual proxy statement or Annual Report on Form 10-K.

The Compensation Committee has the sole authority, at its discretion, to retain and terminate compensation consultants to assist in the evaluation of director or executive officer compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The Compensation Committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating, Corporate Governance and Compliance Committee

Our NCGCC is composed of Ms. Bilney, Mr. Hodgson, Mr. Konowiecki and Ms. Kosecoff, with Mr. Hodgson serving as chairman of the committee. All members of our NCGCC are independent as defined by applicable Nasdaq rules.

The written charter for our NCGCC is available at the investor relations section of our corporate website at https://ir.alignmenthealthcare.com/. Our website is not part of this proxy statement. The NCGCC’s responsibilities include:

•
developing and recommending to our Board criteria for board and committee membership;
•
subject to the rights of the Lead Sponsors under the Stockholders Agreement, identifying and recommending to our Board the persons to be nominated for election as directors and to each of our Board’s committees;
•
developing and recommending to our Board best practices and corporate governance principles;
•
reviewing and recommending to our Board the functions, duties and compositions of the committees of our Board; and
•
monitoring our compliance programs and management’s evaluation of our principal legal and regulatory compliance risks.

The NCGCC has the sole authority, at its discretion, to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee may also retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Board Oversight of Environmental, Social and Governance Matters

Following the closing of our initial public offering (“IPO”) in March 2021, we began to more formally align our environmental, social and governance (“ESG”) efforts with our long-standing commitment to operating our business in a socially responsible and sustainable manner that takes into account the interests of all our stakeholders. Our Board has formally designated our NCGCC with the responsibility for Board-level oversight of the Company’s ESG strategy, practices and reporting. In addition, our executive management team established an ESG working group, overseen by our Chief Financial Officer, to guide the integration of our ESG efforts with our long-term business strategy.

Our Mission and Values

Alignment Healthcare was founded in 2013 with one mission in mind: improving healthcare one senior at a time. We pursue this mission by relentlessly focusing on our core values:

•
always put the senior first;
•
support the doctor;
•
use data and technology to revolutionize care; and
•
act with a serving heart.

We created Alignment based on the frustrating experiences we had when our parents and other loved ones needed healthcare. We saw firsthand the complexity they faced as seniors attempting to navigate care delivery and insurance without an advocate to create an integrated consumer experience that provides holistic and quality care at an affordable price. Our parents and seniors across the country are systemically and disproportionately impacted by the absence of care coordination, poor information transparency and misaligned incentives that characterize the healthcare system.

Our team of highly experienced healthcare leaders created the Alignment model to incorporate the lessons we have learned over decades spent serving senior consumers. We believe that by combining our experienced, mission-driven team with purpose-built technology we have found a way to address the unmet needs of senior consumers and to “do well by doing good.” Our ultimate goal is to bring this differentiated, advocacy-driven healthcare experience to millions of senior consumers in the United States and to become the most trusted senior healthcare brand in the country.

Our ESG Focus: Serving People, Serving the Environment and Serving Responsibly

Our company name, Alignment Healthcare, reflects one of our founding principles: to align all stakeholders in the healthcare ecosystem around doing what is best for the senior. Our belief in the importance of alignment goes beyond our business model—we believe it’s the right thing to do. In order to achieve our mission and sustain business excellence, we approach each aspect of our business and operations with integrity, corporate responsibility, and ethics in mind to protect and enhance the interests of each of our stakeholders—every one of our seniors and their families, our regulatory constituents including the CMS, our team of passionate employees and clinicians, our external provider and delivery system partners and our stockholders.

We believe that proactively managing our environmental, social and governance (“ESG”) impacts supports our mission and reflects our commitment to best serve the long-term interests of our stakeholders. The alignment of our ESG strategy with our corporate strategy amplifies and strengthens the positive long-term impact we can have on our members, employees, stockholders, and the environment. It also promotes long-term value creation for our stockholders and other stakeholders. To support our efforts in this area, we created a sustainability working group in 2021, consisting of dedicated internal resources and external advisors to address the ESG factors that are material to our business and our stakeholders.

Our social pillar focuses on:

•
Offering quality, low cost, personalized care that fulfills the unmet needs of seniors by leveraging innovation and technology;
•
Attracting, engaging, and retaining a highly skilled, experienced and passionate workforce;
•
Building a team that reflects the diversity of our members and supports our culture of innovation and inclusiveness; for our members, we not only design and customize products available to everyone, but we also provide culturally tailored products to meet the diverse needs of our members; and
•
Upholding our responsibility to safeguard our members’ sensitive personal and health information and protecting our business against cyber threats.

Our environmental pillar focuses on:

•
Doing our part in the transition to a low-carbon economy, including the expansion of telehealth offerings.

Our governance pillar focuses on:

•
Committing to management and Board-level oversight of ESG matters;
•
Ensuring an independent and diverse board with the right mix of experience and skills;
•
Conducting business ethically, honestly and in compliance with applicable laws and regulations; and
•
Identifying and managing enterprise risk, including ESG risks.

Serving Seniors with Our Differentiated Model

Medicare Advantage allows one entity to influence the entirety of a senior’s healthcare experience through a singular, direct-to-consumer product. Our value of acting with a serving heart supports our efforts to drive the convergence between traditional Medicare Advantage benefits with social determinants of health and consumerism, ultimately for the long-term wellbeing of our seniors.

We contract with CMS under the Medicare Advantage program to provide health insurance coverage to Medicare-eligible people in exchange for a payment per member per month ("PMPM"). The economic construct of the Medicare Advantage program is designed to reward plans that achieve the triple aim of high-quality care, low costs and a better experience. Under these value-based contracts, we assume the economic risk of funding our members’ healthcare, supplemental benefits and related administration costs. By transferring the economic risk to managed care companies like Alignment, CMS has enabled us to focus on proactive, cross-disciplinary care targeted at improving health outcomes and lowering unnecessary healthcare expenditures. Due to the competitive nature of CMS’s bidding system, only those plans that are able to provide low cost and high-quality outcomes will be able to offer enhanced benefit options, which is critical to achieving sustainable membership and growth on a long-term basis. This value-based business model capitalizes on health outcomes, not fees, and is designed to serve all members while emphasizing preventative care and benefits.

We achieve our differentiated outcomes through the utilization of AVA, our proprietary technology platform. AVA leverages a vast amount of data to curate insights which we use to allocate health resources to our members, driving the creation of an end-to-end, low-cost, high-quality care model. Our focus on driving clinical care through our employed clinical teams to high-risk members, while supporting and enabling preventative care through our network of providers for the remaining population, allows our value-based care model to optimize the utilization of resources and strengthen sustainability of our product offering. Our improved health outcomes allow us to provide individualized, supplemental benefits and products that meet the needs of our seniors, including critical-health support, transportation services, financial support for groceries and non-prescription products, and demographic-based and culturally relevant resources.

The health outcomes of our members, due to our differentiated model, has resulted in approximately 94% of our members reporting their overall satisfaction with Alignment’s case management services, in addition to exceptional quality outcomes, including 38% lower inpatient admissions per thousand than traditional Medicare.*

* Estimated 2021 At-Risk member inpatient utilization relative to 2019 Medicare FFS inpatient utilization representative of Alignment’s population mix by county (based on membership as of 2021).

Human Capital

We are focused on building a company that is transforming healthcare by putting seniors first with our on-demand care, and our employees are critical to our success. Our human capital strategy focuses on meeting business objectives by attracting, developing, engaging and retaining a high-performing, diverse workforce. As of December 31, 2021, we had 847 full-time employees, in addition to seasonal employees who assist with the Medicare annual enrollment period.

We believe that an engaged, innovative and productive workforce is essential to supporting our company’s mission of changing healthcare one senior at a time, as well as our values of putting our members first, supporting our physicians, applying technology to revolutionize care and having a serving heart. Each year, we conduct an employee survey that enables our leaders to develop action plans to further enhance employee engagement and productivity.

The future success of our company will depend, in part, on our continued ability to attract and retain the best talent as we grow and scale the organization. Our talent acquisition and management strategies are designed to ensure that we create and develop a pipeline of outstanding physicians, clinical employees and leaders. Furthermore, we have created unique training and development programs for all our employees to continue enhancing talent within the Company. Our compensation and incentive plans are designed to support our human capital strategy by granting cash-based performance awards and stock-based awards to those eligible. By motivating individuals to achieve business objectives and perform to the best of their abilities, they support the success of our Company, our ability to meet our mission and the increase of stockholder value.

We recognize that Diversity, Equity and Inclusion (“DEI”) is crucial as we scale and build our high-performing team. Our DEI strategy will be embedded in each aspect of the processes, programs, and structures that drive our talent lifecycle: attraction, recruitment, onboarding, development and retention efforts. As of January 1, 2022:

•
68% of our employees were female
•
67% of our employees were ethnically diverse
•
57% of our executive team was ethnically diverse
•
43% of our executive team was female
•
18% of our Board of Directors was ethnically diverse
•
36% of our Board of Directors was female

We value the safety of our employees and have created a largely remote-work environment during the pandemic. We plan to implement a hybrid-remote workforce strategy to ensure that we can attract the best talent nationally as we grow and continue to provide our employees with a healthy work-life balance.

Our Board believes that human capital management is an essential component of our continued growth and success. Management regularly reports to our Board for input on important decisions related to human capital, including corporate culture, safety, compliance, talent management, organizational development, compensation and benefits.

Protecting Data Privacy

As we are a company that leverages data, technology and analytics to revolutionize healthcare, we invest in long-term solutions to address current and foreseeable risks and threats to data security and privacy, while also enabling technological development that enhances the member experience.

Our data security and privacy program is overseen by our Chief Information Security Officer who reports to our Chief Information Officer and Audit Committee of the Board. Our strict protection and security measures have resulted in zero security incident-related disruptions or downtime to our business continuity. In 2021, we received the externally validated HITRUST certification, the gold standard compliance framework in the healthcare industry.

Our data security and privacy program is aligned to National Institute of Standards and Technology (“NIST”) and Center for Internet Security (“CIS”) frameworks and is directly managed by our Chief Information Security Officer, who assesses and reports on data protection and privacy risks to the Audit Committee and the Company’s IT leadership. Through our data security and privacy program and policies, we adhere to the requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), other federal regulations and best-practices within the healthcare industry.

To successfully operate and monitor our security readiness, we maintain a data security and privacy team with substantial real-world experience to detect and respond to cybersecurity threats. Our multi-layered security is bolstered by technologies and partners and includes annual employee and vendor security awareness trainings, enhanced access control, data loss protection and vulnerability management, among other technical and process security controls.

Our proprietary data architecture, AVA, encompassing over 150 artificial intelligence models and 200 business intelligence dashboards across all aspects of our health plans and clinical operations, is a core component of our information systems. AVA incorporates high security controls around member data, including running regular vulnerability testing, adhering to application development security best practices and implementing fine grained access controls, ensuring only authorized individuals can access member health data.

Stockholder Engagement

We are committed to effective corporate governance that is designed to promote the long-term interests of our stockholders. We proactively engage with stockholders and other stakeholders throughout the year to learn more about their perspectives on significant issues, including company performance and strategy, executive compensation, corporate governance and ESG matters. This engagement helps us better understand stockholder priorities, gives us an opportunity to elaborate upon our initiatives and practices, and fosters constructive dialogue. Our senior management and investor relations teams maintain regular contact with a broad base of investors through quarterly earnings calls, investor conferences and roundtables and individual meetings. We take feedback and insights from our engagement with stockholders and other stakeholders into consideration as we review and evolve our practices and disclosures, and share this feedback with our Board, as appropriate. Our Lead Sponsors, our two largest stockholders, are represented by directors they have nominated to serve on our Board. See “—Board Composition and Director Independence” above.

Family Relationships

There are no family relationships between any of our executive officers or directors.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is composed of Mr. Carella, Mr. Konowiecki, Ms. Kosecoff and Mr. Vorhoff, with Mr. Vorhoff serving as chairman of the committee. None of the directors who served on our Compensation Committee at any time during fiscal 2021 were officers or associates of the Company or were former officers or associates of the Company. Further, none of the members who served on our Compensation Committee at any time during fiscal 2021 had any relationship with our Company requiring disclosure under the section of this proxy statement entitled “Certain Relationships and Related Party Transactions.”

None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Code of Business Conduct and Ethics

We adopted a written code of ethics and business conduct that applies to our directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of the code is posted on the investor relations section of our corporate website at https://ir.alignmenthealthcare.com/. To the extent required by applicable rules adopted by the SEC and Nasdaq, we intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, in this location on our website at https://ir.alignmenthealthcare.com/.

Hedging and Other Transactions

Although we discourage speculative hedging transactions, under our Insider Trading Policy, we permit long-term hedging transactions that are designed to protect an individual’s investment in Company securities (i.e., the hedge must be for at least six months and relate to stock or options held by the individual). If an employee wishes to engage in any such transaction, the employee is required to pre-clear it in accordance with the procedures described in our Insider Trading Policy (even if the employee is not one of the persons otherwise required to submit his or her transaction in Company securities to pre-clearance). Alignment personnel and related parties are prohibited from purchasing Company securities on margin, pledging or otherwise granting a security interest in Company securities in margin accounts, engaging in short-sales and buying or selling puts, calls, options or other derivatives in respect of securities of the Company.

Board Evaluation Practices

The Board is committed to a rigorous self-evaluation process. Through evaluation, directors annually review the Board’s performance, including areas where the Board feels it functions effectively, and most importantly, areas where the Board can improve. The NCGCC, with participation from our Chairman, initiates the annual Board evaluation process. We believe that having a review process for the Board and each committee helps to (i) ensure an adequate representation of requisite skills; (ii) encourage high levels of engagement from directors; and (iii) strengthen the overall effectiveness of our Board. These evaluations are typically in written form, although they may also be in oral questionnaire form and may be administered by Board members, management or third-party consultants. Results of the evaluations are shared with the Chairman of the Board and the Chairman of the NCGCC and then later discussed with the entire Board in an aggregated manner.

The Board evaluation typically consists of a written questionnaire containing qualitative scaled and open-ended questions related to the effectiveness of the Board during the prior year. The questionnaire hones in on specific areas of responsibility and critical attributes of the Board in order to solicit candid feedback from each director. The questionnaire also seeks practical input as to what the Board is doing well, areas in which the Board could improve and any undertakings that the Board should commence or terminate. Another benefit of the questionnaire is that it allows each Board member to evaluate the effectiveness of the Chairman of the Board.

Each of our Board committees engages in an annual performance evaluation and a general charter adequacy review. Each committee is responsible for determining the manner of evaluation and for carrying out the evaluation. Further, the Board evaluation questionnaire includes a section specifically concerning Board committee structure and performance, which is an opportunity for Board members to provide feedback on each committee, regardless of their individual committee membership.

Board and Committee Meetings

We closed our IPO in March 2021. For the year ended December 31, 2021, our Board held ten regular and special meetings. Our Audit Committee, Compensation Committee and NCGCC were each formed in connection with our IPO and held nine, six and three meetings, respectively during the year ended December 31, 2021. In 2021, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Company (held during the period for which he or she was a director) and (2) the total number of meetings of all committees of the Board of Directors of the Company on which the director served (during the periods that he or she served). Directors are expected to attend the annual meeting of stockholders and all or substantially all of the Board meetings and meetings of committees on which they serve.

Communications by Stockholders and Other Interested Parties with the Board

Stockholders and other interested parties may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-management or non-Lead Sponsor directors as a group, by sending regular mail to:

Alignment Healthcare, Inc.

1100 W. Town & Country Rd., Suite 1600

Orange, CA 92868

ATTN: Board of Directors

c/o General Counsel and Secretary

Each communication should specify which director or directors the communication is addressed to, as well as the general topic of the communication. Alignment will receive the communications and process them before forwarding them to the addressee. Alignment may also refer communications to other departments within the Company. Alignment generally will not forward to the directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or requests general information regarding Alignment.

EXECUTIVE OFFICERS

Below is a list of the names, ages, positions, and a brief account of the business experience of the individuals who serve as executive officers of Alignment as of April 28, 2022:

Name	Age	Position
John Kao	60	Director and Chief Executive Officer
Dawn Maroney	54	President, Markets
Thomas Freeman	33	Chief Financial Officer
Dinesh Kumar	54	Chief Medical and Operating Officer
Richard Cross	58	Senior Vice President, General Counsel

John Kao	Mr. Kao has served as our Chief Executive Officer and as a member of our Board since 2014. Please see “Proposal 1—Election of Directors—Continuing Directors” for Mr. Kao’s biographical information.
Dawn Maroney

Ms. Maroney has served as our President, Markets since 2014. Prior to that, she was chief Medicare officer for Blue Shield of California (formerly known as Care1st Health Plan) from 2011 to 2014, and was chief sales and marketing officer for CareMore Health Plan from 2005 to 2011. Ms. Maroney also served as vice president, Medicare, at Secure Horizons from 2003 to 2005, and as regional vice president of HealthNet from 1994 to 2003.

Thomas Freeman

Mr. Freeman has served as our Chief Financial Officer since 2017. Mr. Freeman first joined Alignment in 2015 where he served as our Vice President of Corporate Development. Prior to joining Alignment, Mr. Freeman was a growth investor on the healthcare team at General Atlantic. Before joining General Atlantic, Mr. Freeman worked in the Investment Banking division at Morgan Stanley & Co. LLC where he also focused on the healthcare sector. He earned his Bachelor of Science in finance from the University of Kansas, where he graduated with Highest Distinction from the School of Business and University Honors.

Dinesh Kumar

Dr. Kumar has served as our Chief Medical Officer since 2019, overseeing provider operations, member services and technology infrastructure, among other matters. In 2022, his title was changed to Chief Medical and Operating Officer. Prior to joining Alignment, Dr. Kumar served as a principal in the healthcare consulting practice of DK Healthcare Advisors from 2018 to 2019, and as senior vice president, clinical transformation for DaVita Medical Group from 2015 to 2018. He also served as chief medical officer of Healthcare Partners Medical Group from 2014 to 2015. Dr. Kumar received his Bachelor of Medicine, Bachelor of Surgery (M.B.B.S.) from the University of Madras, Kilpauk Medical College & Hospital.

Richard Cross

Mr. Cross joined Alignment as general counsel in April 2019. Prior to joining Alignment, Mr. Cross served as a consultant to various companies from April 2018 to March 2019. From March 2006 to March 2018, Mr. Cross was deputy general counsel of OptumRx, a healthcare company. From July 2002 to March 2006, he served as assistant general counsel of PacifiCare Health Systems, a health insurance provider. Prior to joining PacifiCare Health Systems, Mr. Cross was an associate attorney in the business transactions group of K&R Law Group. Mr. Cross also is a certified public accountant, and before becoming an attorney, he worked as a senior accountant for PacifiCare Health Systems and Security Pacific National Bank.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“Named Executive Officers” or “NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to the fiscal year ended December 31, 2021.

Name	Position
John Kao	Chief Executive Officer (“CEO”)
Thomas Freeman	Chief Financial Officer
Dawn Maroney	President, Markets
Dinesh Kumar	Chief Medical Officer
Rajesh Shrestha(1)	Former President, New Markets and Chief Business Officer
(1)
Mr. Shrestha joined the Company on March 8, 2021. His employment was terminated by mutual agreement effective as of April 1, 2022.

Executive Summary

Alignment is a next generation, consumer-centric platform that is revolutionizing the healthcare experience for seniors. We deliver this experience through our Medicare Advantage plans, which are customized to meet the needs of individual seniors across the United States. Our platform was developed to align with the six core principles that we believe will be required to successfully deliver healthcare in the 21st century and that represent our key competitive strengths. Our platform enables us to:

•
leverage data, technology and analytics to power all aspects of our model;
•
engage consumers directly and develop products to meet their needs;
•
proactively manage and coordinate care for our most vulnerable members;
•
empower providers and employ flexible care delivery models;
•
design and deploy innovative value-based payment models; and
•
cultivate a culture of innovation.

2021 Business Highlights

Our strong results in fiscal 2021 were driven by our differentiated approach and rich product offerings, which support our commitment to putting our seniors first. Fiscal 2021 was focused on continuous improvement as we strive to deliver the highest quality care by leveraging the power of our AVA technology platform, care model and provider engagement efforts. The following key operational and financial highlights demonstrate our strong performance for 2021:

•
Health plan membership, which we define as members enrolled in our HMO and PPO contracts, as of December 31, 2021, was approximately 86,100, up 26.0% year over year, representing a 31% compound annual growth rate since 2014 across 38 markets and 4 states.
•
Total revenue was $1,167.8 million, up 21.7% year over year.
•
Health plan premium revenue of $1,120.9 million, up 28.4% year over year.

•
Adjusted gross profit was $144.4 million and loss from operations was ($178.1) million.
•
Adjusted gross profit excludes depreciation and amortization of $16.1 million and selling, general, and administrative expenses of $291.0 million (which includes $106.6 million of equity-based compensation). Adjusted gross profit also excludes an additional $15.4 million of equity-based compensation recorded within medical expenses.
•
Medical benefits ratio based on adjusted gross profit was 87.6%.
•
Adjusted EBITDA was ($33.1) million and net loss was ($195.3) million.

Adjusted gross profit and adjusted EBITDA are non-GAAP measures. An explanation of these measures, how they are calculated and reconciliations to the most directly comparable GAAP financial measures can be found in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Business Metrics” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and in the Appendix to this proxy statement.

2021 Compensation Highlights

Our executive compensation program has three primary elements: base salary, annual cash incentives and long-term equity incentives. Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal 2021 in our first year of being a publicly traded company:

•
Base Salaries. For 2021, select executives received base salary increases, as further described below, in order to align their compensation with the market for similar roles and responsibilities.

•
Annual Cash Incentives. Based on our financial performance in 2021, the Compensation Committee determined that corporate goals under the Annual Incentive Plan were achieved at 119% of each NEO’s applicable bonus target (corporate goals represent 75% of overall payout for NEOs other than CEO and 100% for the CEO). The committee also made determinations regarding the achievement of individual performance goals for our NEOs, which ranged from 85% to 190% (individual goals represent 25% of overall payout for NEOs other than the CEO).
•
Long-Term Equity Incentives. On March 24, 2021, the Board approved equity awards across the Company workforce to recognize and reward the completion of the IPO (the “IPO Grants”). The IPO Grants were granted using a mix of restricted stock units (15% of grant value) and nonqualified stock options (85% of grant value) for the Named Executive Officers. Stock options only share in appreciation above the exercise price. For 2022, the Compensation Committee has evaluated its approach to long-term equity incentive compensation and is committed to establishing a program that evolves with our business strategy and aligns the interests of our executives and stockholders each year. Details on our fiscal year 2022 long-term equity incentives are described further below. See “—2021 Executive Compensation Program in Detail—Long-term Equity Incentives—2022 Equity Awards.”

Compensation Best Practices & Policies

We believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our stockholders and executives:

What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay, with a significant portion tied to our financial results	✗	No repricing or exchange of underwater options without stockholder approval
✓	Use an independent compensation consultant	✗	No option or stock appreciation rights granted below fair market value
✓	Maintain anti-hedging and anti-pledging policies	✗	No supplemental executive retirement plans
✓	For post-IPO awards, provide for “double-trigger” equity award vesting and severance benefits upon a change in control	✗	No significant perquisites

Our compensation programs continue to evolve as we transition from a private to public company and the Compensation Committee continues to implement sound governance practices. For example, at the Compensation Committee meeting held on February 14, 2022, the Compensation Committee approved ownership guidelines for non-employee directors in line with market best practices.

What Guides Our Program

Executive Compensation Philosophy and Objectives

Our executive compensation philosophy is to forge critical connections between performance, long-term value creation, employee engagement and retention, compensation governance and our cultural values. To that end, our executive compensation program is grounded in the following principles:

Attraction and Retention	Our compensation program should enable the Company to attract and retain highly talented people with exceptional leadership capabilities.
Competitiveness

We seek to provide total compensation opportunity levels that are competitive with those being offered to individuals holding comparable positions at other companies with which we compete for business and leadership talent.

Stockholder Alignment	We employ pay elements that are designed to create long-term value for our stockholders, as well as foster a culture of ownership in the Company.
Pay for Performance

Our program is designed to ensure that a significant portion of an executive’s total compensation is variable (“at risk”) and dependent upon the attainment of certain specific and measurable short-term and long-term business performance objectives.

Responsible Governance	Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Elements of Pay

The executive compensation program uses a mix of fixed and variable pay, with an emphasis on variable pay. The program is structured to create a meaningful balance between achieving strong short-term annual results while ensuring long-term viability and success. Therefore, the mix of incentives is reviewed and determined regularly by the Compensation Committee based on the short- and long-term objectives of the business. The following table illustrates the elements of pay we currently employ, the manner in which we position these elements relative to the market and the objectives achieved by each element:

Element	Target Positioning vs. Market	Primary Objective
Base Salary	Target at Median	• Attract and retain high-performing and experienced individuals • Provide steady source of income so executives can focus on the needs of the business
Annual Cash Incentives	Target at Median	• Motivate executives to achieve challenging short-term performance goals • Align with annual financial objectives
Long-Term Equity Incentives	Target at 50th - 75th percentile

•
Align executives’ interests with those of stockholders
•
Align with long-term business strategy
•
Retain executive talent through multi-year vesting schedules
•
Motivate sustainable performance that creates long-term value for stockholders
•
Foster our purpose and values to build teams that think and act like owners

For fiscal 2021, using the base salaries and annual incentive targets at the end of the year, and the IPO Grants, the vast majority of executive compensation was variable (98% for our CEO and an average of 94% for our other NEOs). The IPO Grants are not a regular part of our ongoing compensation programs. As our Compensation Committee continues to evaluate its approach to long-term equity incentive compensation, we expect that in subsequent years the compensation of our NEOs will consist of an appropriately balanced mix of fixed pay and variable, success-based pay. See “—2021 Executive Compensation Program in Detail—Long-term Equity Incentives—2022 Equity Awards.”

Executive Compensation Decision-Making Process

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our NEOs. The committee is comprised of independent members of the Board. The committee works closely with its independent compensation consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which may be accessed on the investor relations section of our corporate website at https://ir.alignmenthealthcare.com/. The committee makes all final compensation decisions and equity award recommendations regarding our NEOs.

The Role of Management

Members of our management team attend regular meetings where executive compensation, corporate and individual performance, and competitive compensation levels and practices are discussed and evaluated; however, they are not present in the board room for, nor do they participate in, discussions about their own pay. Only the Compensation Committee members are allowed to vote on decisions regarding NEO compensation. The CEO reviews his recommendations pertaining to other executives (non-NEO) pay with the Committee providing transparency and oversight. Decisions on non-executive officer pay are made by the CEO in collaboration with the executive officers who manage such employees. The CEO does not participate in the deliberations of the Committee regarding his own compensation. The Compensation Committee makes all final determinations regarding CEO compensation.

The Role of the Independent Consultant

The Compensation Committee engages an independent compensation consultant to provide expertise on competitive pay practices, program design, and an objective assessment of any inherent risks of any programs. Pursuant to authority granted to it under its charter, the Compensation Committee has hired Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant. Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management. The Compensation Committee has conducted an independence assessment of Pearl Meyer in accordance with Nasdaq rules.

The Role of Peer Group Companies

The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. For purposes of setting 2021 compensation levels, in conjunction with the recommendation of Pearl Meyer, the Compensation Committee took into account publicly available data for a group of peer companies (the “2021 Compensation Peer Group”) listed below along with industry specific survey data, where appropriate. Selection criteria for determining/reviewing the 2021 Compensation Peer Group, used to establish the competitive market for the NEOs, generally include companies within the “Health Care Services” and “Health Care Technologies” industry groups and revenues ranging from approximately 1/8 times to 2 times Alignment Healthcare’s revenues (i.e., ~$149 million - $2,072 million) at the time of peer group approval.

• 1Life Healthcare, Inc.	• HMS Holdings, Corp.
• Allscripts Healthcare Solutions, Inc.	• Inovalon Holdings, Inc.
• Amedisys, Inc.	• LHC Group, Inc.
• eHealth, Inc.	• Omnicell, Inc.
• Evolent Health, Inc.	• Phreesia, Inc.
• Health Catalyst, Inc.	• Tabula Rasa Healthcare, Inc.
• HealthEquity, Inc.	• Teladoc Health Inc.

It is important to note that this market data is not the sole determinant in setting pay levels for the NEOs. Actual pay levels can be above or below the targeted levels depending on factors such as experience, individual or company performance, tenure, employee potential, unique skills, criticality of the position to the Company and other factors. In general, the Compensation Committee desires to balance general internal and external equity and reserves the right to use discretion to deviate when necessary to recruit employees and/or retain the right talent.

2021 Executive Compensation Program in Detail

Base Salary

Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Compensation Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Committee takes into account factors such as competitive market data as well as individual performance, experience, tenure, internal equity and employee potential. For 2021, select executives received base salary increases, as further described below, in order to align their compensation with the market for similar roles and responsibilities.

On March 26, 2021, each NEO entered into an amended and restated employment agreement, pursuant to which certain NEOs’ base salaries and/or bonus opportunities increased, as follows:

Name	Pre-Adjustment Base Salary(1)	Post-Adjustment Base Salary	Market Adjustment (%)
John Kao	$675,000	$675,000	0%
Thomas Freeman	$400,000	$450,000	13%
Dawn Maroney	$500,000	$550,000	10%
Dinesh Kumar	$450,000	$500,000	11%
Rajesh Shrestha	$550,000	$550,000	0%
(1)
For Mr. Freeman and Ms. Maroney, the pre-adjustment base salary applied from January 1 through March 25, 2021 and the adjusted base salary took effect as of March 26, 2021. For Dr. Kumar, the pre-adjustment base salary applied from January 1 through August 1, 2021 and the adjusted base salary took effect as of August 2, 2021.

Annual Incentives

The 2021 Annual Incentive Plan provided our NEOs the opportunity to earn a performance-based annual cash bonus. Actual payouts depend on the achievement of pre-determined, strategic and/or financial corporate performance objectives (75% of the award), as well as individual performance (25% of the award). Based on results, payouts can range from 0% to 250% of target award amounts. In addition, a modifier (-20% to +50%) is applied to the total bonus payout based on the Company’s CMS five-star quality score (see further description below). The modifier ensures there is a direct connection and significant focus on quality and the experience our members are receiving. Target annual bonus opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and their ability to impact overall results. The Committee also considers market data in setting target award amounts. Payouts under the 2021 Annual Incentive Plan occur as follows: (i) 80% of each NEO’s total annual incentive payout based on corporate and individual performance was paid in March 2022; and (ii) the remaining 20% of each NEO’s total annual incentive payout is held back and is expected to be paid in the fourth quarter of 2022, subject to performance. See “—2021 Annual Incentive Plan Payouts —Adjustment for Star Rating” below.

The applicable base salary rates and target bonus percentages for certain NEOs were increased periodically throughout 2021. Target bonus opportunities for the full 2021 year reflect the weighted average of the target bonus opportunity percentages applicable to each NEO for each applicable period throughout the year, summarized as follows:

	Pre-Adjustment Annual Incentives		Post-Adjustment Annual Incentives
Name	Base Salary Rate	Target to Maximum Bonus Opportunity (%)	Base Salary Rate	Target to Maximum Bonus Opportunity (%)(1)	2021 Target Bonus Opportunity – Full Year ($)
John Kao(2)	$675,000	50% - 100%	$675,000	100% - 200%	$591,781
Thomas Freeman(2)	$400,000	35% - 70%	$450,000	50% - 100%	$204,041
Dawn Maroney(2)	$500,000	35% - 70%	$550,000	85% - 170%	$395,377
Dinesh Kumar(3)	$450,000	35% - 70%	$500,000	85% - 170%	$290,479
Rajesh Shrestha	$550,000	85% - 170%	$550,000	85% - 170%	$467,500
(1)
Bonus opportunities are subject to further modification based on performance, with payouts ranging from 0% to 250% of target amounts, subject to a modifier (-20% to +50%) to the total bonus payout based on the Company’s Centers for Medicare & Medicaid Services Stars rating.
(2)
Amounts under “Pre-Adjustment Annual Incentives” represent base salary and target and maximum bonus opportunity applicable to the bonus calculation from January 1 to March 31, 2021. Amounts under “Post-Adjustment Annual Incentives” represent base salary and target and maximum bonus opportunity applicable to the bonus calculation from April 1 to December 31, 2021. Base salary and target/max bonus opportunities were increased in connection with the NEO’s entering into amended and restated employment agreements on March 26, 2021.

(3)
Effective August 2, 2021, Dr. Kumar’s salary increased to $500,000. Dr. Kumar’s target and maximum bonus opportunities were 35% and 70%, respectively, from January 1, 2021 through March 31, 2021; 50% and 100%, respectively, from April 1, 2021 through August 1, 2021; and 85% and 170%, respectively, from August 2, 2021 through December 31, 2021.

2021 Corporate Performance Metrics, Weightings and Results

In 2021, we used membership, revenue, adjusted gross profit and adjusted EBITDA as the corporate performance metrics in the Annual Incentive Plan.

We chose these metrics for the following reasons in the Annual Incentive Plan:

•
Membership growth shows that we are increasing our customer base and is a leading indicator of long-term revenue and profitability growth for Alignment Healthcare
•
Revenue ensures we are delivering an appropriate level of topline growth
•
Gross profit keeps us focused on efficient delivery and execution
•
Adjusted EBITDA provides a clear view of our total operational profitability—it focuses on growth, while continuing to provide strong accountability for returns

The table below sets forth the relative weighting of the metrics selected for our 2021 Annual Incentive Plan, the results achieved for each metric, as determined by the Compensation Committee, and the resulting aggregate percentage achieved with respect to our corporate objectives:

2021 Performance Metrics and Levels
	Health Plan Membership as of January 1, 2022	Revenue	Gross Profit	Adjusted EBITDA
	(50% Weighting)	(10% Weighting)	(25% Weighting)	(15% Weighting)
Actual Results(1)	51% of Target	200% of Target	192% of Target	167% of Target
Funded Amount(2)	119% of Target
(1)
The actual percent of target achieved is calculated based on straight-line interpolation between incremental goal levels established between threshold and target and target and maximum.
(2)
Represents percentage of corporate objectives achieved. Actual payouts to NEOs were adjusted to reflect level of achievement of individual objectives, which ranged from 85% to 190% (which the exception of our CEO, whose payout is entirely based on achievement of corporate objectives).

2021 Annual Incentive Plan Payouts

Based on the above performance results, the funding of the Annual Incentive Plan was set at 119% of each NEO’s applicable target based on the achievement of corporate objectives and subsequently adjusted based on each NEOs individual performance (excluding the CEO whose bonus entirely based on achievement of corporate objectives). Target bonus opportunities for the 2021 year and payout amounts reflect the weighted average of the target bonus opportunity percentages applicable to each NEO for each applicable period throughout the year. The following table lists the actual awards earned by the NEOs in 2021 (and paid in 2022):

Name	Pre-Adjustment Bonus Target	Post-Adjustment Bonus Target	2021 Target Bonus Opportunity – Full Year ($)	Payout Amount(1) ($)
John Kao(2)	50%	100%	$591,781	$702,844
Thomas Freeman(2)	35%	50%	$204,041	$297,205
Dawn Maroney(2)	35%	85%	$395,377	$485,082
Dinesh Kumar(3)	35%	50% / 85%	$290,479	$395,340
Rajesh Shrestha	85%	85%	$467,500	$504,846
(1)
Represents potential payout based on achievement of corporate objectives established at 119% and individual objectives ranging from 85% to 190%. Payout in March 2022 was 80% of these amounts, with the remaining 20% payable in the fourth quarter of 2022, subject to adjustment based on the Company’s Star ratings. See “—2021 Annual Incentive Plan Payouts—Adjustment for Star Ratings” below.
(2)
Amounts under “Pre-Adjustment Bonus Target” represent target bonus opportunity percentages applicable to the bonus calculation from January 1 to March 31, 2021. Amounts under “Post-Adjustment Bonus Target” represent target bonus opportunity percentages applicable to the bonus calculation from April 1 to December 31, 2021.
(3)
Dr. Kumar’s target bonus opportunity was 35% from January 1, 2021 through March 31, 2021; 50% from April 1, 2021 through August 1, 2021; and 85% from August 2, 2021 through December 31, 2021.

Adjustment for Star Rating. As described above, 20% of each NEOs total annual incentive payout based on corporate and individual performance is not paid until the fourth quarter of 2022. The amount of the holdback that is paid to each NEO is subject to an adjustment based on the CMS Star rating achieved by the Company’s health plans. Each rated health plan has an “Overall” quality rating of 1 to 5 stars (5 is highest), which accounts for member experience, medical care, and health plan administration.

A plan's overall rating is based on three general categories:

•
Member experience: Based on surveys of member satisfaction including:
o
Their health care and doctors
o
Ease of getting appointments and services
•
Medical care: Based on how well the plan's network providers manage member health care, including:
o
Providing regular screenings, vaccines, and other basic health services
o
Monitoring some conditions
•
Plan administration: Based on how well the plan is run, including:
o
Customer service
o
Access to needed information
o
Network providers ordering appropriate tests and treatment

All health plan ratings are calculated the same way, using the same information sources.

When the prior fiscal year’s results are available in the fourth quarter of 2022, the NEO’s final payouts will be adjusted as follows:

•
3.5 stars will result in a 20% decrease in each NEO’s aggregate bonus (i.e., no payment of the 20% holdback will occur);
•
4.0 stars will result in a 5% increase in each NEO’s aggregate bonus;
•
4.5 stars will result in a 20% increase in each NEO’s aggregate bonus; and

•
5.0 stars will result in a 50% increase in each NEO’s aggregate bonus.

Long-Term Equity Incentives

The Company’s long-term equity incentive program is designed to provide a portion of our executives’ compensation opportunity in equity-based instruments. We believe that long-term equity compensation is key to assuring our executives’ interests are aligned with those of our stockholders.

Pre-Initial Public Offering Awards.

Prior to our IPO, Alignment Partners had granted profits interests in the form of Class B and Class C Units (i.e., incentive units) to certain key employees of the Company, which were governed by the terms of the individual award agreement documenting the grant and the Alignment Partners partnership agreement. Unless otherwise provided in an individual award agreement, a specified percentage of each grant of incentive units would be fully vested upon grant, a specified percentage would vest based on service, and the remaining percentage would vest based on the occurrence of a “change of control”. The service-based incentive units generally vested 25% on the first four anniversaries of the applicable vesting commencement date, subject to the employee’s continued employment or service on each such vesting date.

In addition, Alignment Healthcare Holdings, LLC maintained a Stock Appreciation Rights Plan, effective as of December 14, 2014 (the “SAR Plan”), which provided for the grant of stock appreciation rights (“SARs”) to key employees of the Company (including Mr. Freeman). The SARs issued under the SAR Plan were phantom equity interests that allowed the grantee to share in the appreciation of our business above a certain threshold, and represented the right to receive cash equal to the excess of (i) the aggregate fair market value of a portion of the equity interests of Alignment Healthcare Holdings, LLC, over (y) the aggregate applicable exercise price. The threshold price for each SAR grant was the fair market value of Alignment Healthcare Holdings, LLC’s business as of the applicable date of grant. Awards of SARs were governed by the terms of the SAR Plan and the individual award letter documenting the grant. Unless otherwise provided in an individual award letter, each grant of SARs would vest 80% based on service and 20% based on the occurrence of a change of control. The service-based SARs would vest 25% on the first four anniversaries of the initial vesting date, subject to the employee’s continued employment on each such vesting date.

As of the time of our IPO, only the service-based portion of Class B units were fully vested. Our IPO was not considered a change in control for purposes of the SAR Plan. In connection with our IPO, all vested incentive units and SARs were converted into the economic equivalent number of vested shares of common stock of the Company (with 50% of SARs subject to cash settlement and the remaining 50% subject to stock settlement), and all unvested incentive units and SARs were converted into the economic equivalent number of restricted shares of the Company. Restricted shares of the Company that converted from unvested performance-based incentive units and SARs will vest (i) 50% on the later of (x) the fourth anniversary of the initial vesting date and (y) the first anniversary of our IPO and (ii) 50% on the later of (x) the fourth anniversary of the initial vesting date and (y) the second anniversary of our IPO, in each case, subject to continued employment or service on each such vesting date. Restricted shares of the Company that converted from unvested service-based incentive units and SARs remain subject to the applicable employee’s vesting schedule as in effect immediately prior to the IPO. Such restricted shares to the extent unvested shall accelerate and vest upon the occurrence of a change of control.

The table below sets forth, as of the closing date of our IPO, (i) the number of shares of common stock converted from vested incentive units and SARs and (ii) the number of restricted shares converted from unvested incentive units and SARs, in each case, held by our NEOs:

Name	Vested Common Stock	Unvested Restricted Shares (Converted from Service-Based Incentive Units)	Unvested Restricted Shares (Converted from Performance-Based Incentive Units and SARs)
John Kao(1)	2,797,642	974,208	513,187
Thomas Freeman(2)	498,041	427,458	176,985
Dawn Maroney	890,360	540,735	204,053
Dinesh Kumar	394,641	482,931	159,667
Rajesh Shrestha	N/A	N/A	N/A
(1)
As of the date of our IPO, Mr. Kao’s shares of common stock and restricted shares were held by JEK Trust, dated February 8, 2021, of which Mr. Kao is the trustee.
(2)
As of the date of our IPO, 381,535 shares of common stock and 497,602 restricted shares were held by FCO Holdings LLC, a limited liability company owned by FCO Holdings Trust One, an irrevocable trust.

2021 Equity Incentive Plan and Awards

In connection with our IPO, our Board adopted, and our stockholders approved, an equity incentive plan (the “2021 Plan”), pursuant to which employees, consultants and directors of our company and our affiliates performing services for us, including our executive officers, are eligible to receive awards. The 2021 Plan provides for the grant of stock options, stock appreciation rights, restricted shares, dividend equivalents, other stock-based awards (including RSUs) and performance awards intended to align the interests of participants with those of our stockholders.

On March 24, 2021, the Board approved the IPO Grants to recognize and reward the successful completion of our IPO. The IPO Grants were granted using 85% nonqualified stock options and 15% restricted stock units. Stock options are intended to align the interests of award recipients with those of stockholders, since options deliver value only if Alignment Healthcare’s stock price appreciates after they are granted. The restricted stock units align NEOs with existing stockholders as they are full value share ownership in the Company. The IPO Grants were granted at an amount to reflect each executive’s importance to the organization and the desired continued retention of said executives following the liquidity of pre-IPO equity awards for the NEOs. The IPO Grants for each NEO were as follows:

	2021 Equity Awards: Stock Options	2021 Equity Awards: Restricted Stock Units
	Shares (#)	Shares (#)
John Kao	3,916,668	311,030
Thomas Freeman	762,720	60,569
Dawn Maroney	1,030,702	81,850
Dinesh Kumar	669,956	53,202
Rajesh Shrestha	617,284	174,444

The stock options vest over a four-year period, 25% per annum, subject to the award recipient’s continued employment through each vesting date, and expire on the tenth anniversary of the grant date. Stock options have an exercise price of $18.00 per share, and only share in appreciation above such exercise price.

The restricted stock units vest over a four-year period, 25% per annum.

2022 Equity Awards

As we continue to evolve as a business, we recognize that the structure of our legacy equity awards is more representative of private companies and must now also evolve with the transition of our business strategy. The Compensation Committee has evaluated its approach to long-term equity incentive compensation for 2022 and is committed to continuing to establish a program that aligns the interests of our executives and stockholders each year.

On February 24, 2022, the Board approved annual equity incentive awards to our NEOs (except for Mr. Shrestha, whose employment was terminated by mutual agreement as of April 1, 2022) to encourage ongoing performance and alignment of each executive’s financial interests with that of other stockholders (“2022 Grants”). The 2022 Grants were granted using 25% nonqualified stock options and 75% restricted stock units. The 2022 Grants were granted at an amount designed to reflect each executive’s importance to the organization and the desired continued retention of said executives. The 2022 Grants for each NEO were as follows:

	2022 Equity Awards: Stock Options	2022 Equity Awards: Restricted Stock Units
	Shares (#)	Shares (#)
John Kao	364,964	496,689
Thomas Freeman	100,365	136,589
Dawn Maroney	152,068	206,954
Dinesh Kumar	152,068	206,954

The stock options vest over a four-year period, 25% per annum, subject to the award recipient’s continued employment through each vesting date, and expire on the tenth anniversary of the grant date. Stock options have an exercise price of $9.06 per share, and only share in appreciation above such exercise price.

The restricted stock units vest over a four-year period, 25% per annum.

Employment Agreements

In connection with our IPO, we entered into amended and restated employment agreements with each of our Named Executive Officers, effective as of March 26, 2021, each of which supersedes a prior employment agreement. Each such amended and restated employment agreement specifies the terms of the executive’s employment, including certain compensation levels, and is intended to assure us of the executive’s continued employment and retention and to provide stability in our management team.

The terms of the employment agreements are described under “Executive and Director Compensation—Employment Agreements” below. In addition to the terms described therein, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. For details on the severance payment and benefits under each NEO’s respective employment agreement and the 2021 Plan, see “Executive and Director Compensation—Potential Payments Upon Termination or Change in Control.”

Retirement Benefits

We maintain a tax-qualified retirement plan that provides all regular employees with an opportunity to save for retirement on a tax-efficient basis. Under our 401(k) plan, participants may elect to defer a portion of their compensation on a pre-tax or after-tax basis and have it contributed to the plan subject to applicable annual limits under the Code. The Company makes a matching contribution on 100% of employee deferrals up to 4% of the eligible employee’s compensation eligible for deferral. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employee elective deferrals and matching contributions are 100% vested at all times. As a U.S. tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan and employer matching contributions are deductible by us when made. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Executive Benefits and Perquisites

The Company’s executive officers, including the NEOs, are eligible to participate in the benefit plans that are available to substantially all of the Company’s employees, including our 401(k) plan described above, medical, dental and life insurance plans and long-term disability plans. None of the NEOs participate in a defined benefit pension plan.

We provide limited perquisites to our NEOs, including an internet stipend and reimbursement of business expenses.

Impact of Tax and Accounting

We regularly consider the various tax and accounting implications of our compensation plans. When determining the amount of long-term incentives and equity grants to executives and employees, the compensation costs associated with the grants are reviewed, as required by FASB ASC Topic 718.

While considering tax deductibility as only one of several considerations in determining compensation, the Committee believes that the tax deduction limitation should not compromise its ability to structure compensation programs that provide benefits to the Company that outweigh the potential benefit of a tax deduction and, therefore, may approve compensation that is not deductible for tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” contained in this proxy statement with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

The Compensation Committee:

Robbert Vorhoff, Chairman

Thomas Carella

Joseph Konowiecki

Jacqueline Kosecoff

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

EXECUTIVE AND DIRECTOR COMPENSATION

Unless we state otherwise or the context otherwise requires, in this “Executive and Director Compensation” section the terms “Alignment,” “we,” “us,” “our” and the “Company” refer to Alignment Healthcare Holdings, LLC for the period up to our IPO, and for all periods following our IPO in March 2021, to Alignment Healthcare, Inc. “Alignment Partners” refers to Alignment Healthcare Partners, LP, a Delaware limited partnership, which, prior to the reorganization undertaken in connection with the IPO, was the sole member of Alignment Healthcare Holdings, LLC.

This section discusses the material components of the executive compensation program for our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated officers as of December 31, 2021, who we refer to as our “Named Executive Officers” or “NEOs.” This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, and paid to our Named Executive Officers for the fiscal years ending December 31, 2021 and December 31, 2020, as applicable.

	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation ($)(4)	Total ($)
John Kao Chief Executive Officer	2021	675,000	200,000(5)	14,835,906	29,570,843	716,681	420	45,998,851
	2020	656,827	—	2,537,500	—	659,138	—	3,853,465
Thomas Freeman Chief Financial Officer	2021	436,539	100,000(5)	4,275,972	5,758,536	306,414	15,267	10,892,727
	2020	389,231	—	609,000	—	273,420	7,752	1,279,403
Dawn Maroney President, Markets	2021	536,731	20,000(5)	5,146,254	7,781,800	468,128	12,020	13,964,932
	2020	486,538	—	812,000	—	337,710	12,352	1,648,600
Dinesh Kumar Chief Medical Officer	2021	469,231	—	3,831,642	5,058,168	388,329	12,020	9,759,389
Rajesh Shrestha Former President, New Markets and Chief Business Officer(6)	2021	433,654	100,000(7)	3,139,992	4,660,494	403,877	211,120	8,949,137
(1)
For 2021, the amounts reported include the accounting costs associated with the March 25, 2021 modification in connection with the conversion of performance-based incentive units (for Mr. Kao, Mr. Freeman, Ms. Maroney and Dr. Kumar) and SARs (for Mr. Freeman) as a part of the pre-IPO equity conversion discussed in further detail in “Compensation Discussion and Analysis—Long-Term Equity Incentives” as follows: John Kao – $9,237,366; Thomas Freeman – $3,185,730; Dawn Maroney – $3,672,954; and Dinesh Kumar – $2,874,006. Such accounting costs do not correspond to the actual economic value that may be ultimately realized by the Named Executive Officers for such awards.

The remainder of the amounts reported for 2021 include the grant date fair values associated with the grant of restricted stock units (“RSUs”) of Alignment to each of the NEOs, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“FASB ASC Topic 718”) as follows: John Kao – $5,598,540; Thomas Freeman – $1,090,242; Dawn Maroney – $1,473,300; Dinesh Kumar – $957,636 and Rajesh Shrestha – $3,139,992. Assumptions used in computing the amounts reported herein are set forth in Note 10 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

For 2020, represents the grant date fair value of incentive units in Alignment Partners calculated in accordance with FASB ASC Topic 718. Assumptions used in computing the amounts reported herein are set forth in Note 10 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

(2)
Represents the grant date fair value of non-qualified stock options granted to the individuals on March 25, 2021 in connection with the closing of our IPO, calculated in accordance with FASB ASC Topic 718. Assumptions used in computing the amounts reported herein are set forth in Note 10 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.
(3)
For 2021, represents 80% of the NEO’s 2021 bonus payment under the Company’s annual incentive plan, which was paid in March 2022, and the following 20% 2020 bonus payments that were paid to each NEO on November 5, 2021: John Kao - $154,406; Dawn Maroney - $80,063; Thomas Freeman - $64,050; Dinesh Kumar - $72,056. The remaining 20% of the 2021 bonus payment is not included and will be paid, if at all, in September or October of 2022, based on certain performance criteria (an additional payment may also be made at such time, based on performance). For 2020, represents 80% of the NEO’s 2020 bonus payment under the Company’s annual incentive plan, which was paid in March 2021, as well as the following 20% 2019 bonus payments that were paid to each NEO on October 23, 2020: John Kao – $165,038; Dawn Maroney – $81,510; and Thomas Freeman – $68,460. On March 26, 2021, our NEOs entered into amended and restated employment agreements, pursuant to which certain NEOs’ base salaries and/or bonus opportunities were increased. Dr. Kumar received increases to his target and maximum bonus opportunities on two occasions during 2021. Target bonus opportunities for the full 2021 year reflect the weighted average of the target bonus opportunity percentages applicable to each NEO for each applicable period throughout the year. See “Compensation Discussion and Analysis—2021 Executive Compensation Program in Detail—Annual Incentives” above for further discussion of our Annual Incentive Plan.
(4)
For 2021, represents: for Mr. Kao – $420 internet stipend; for Mr. Freeman – $420 internet stipend, imputed income for domestic partnership insurance of $3,247 and Company 401(k) matching contributions of $11,600; for Ms. Maroney – $420 internet stipend and Company 401(k) matching contributions of $11,600; for Dr. Kumar – $420 internet stipend and Company 401(k) matching contributions of $11,600; and for Mr. Shrestha – $315 internet stipend, a payment of $47,565 to make Mr. Shrestha whole for taxes associated with his sign-on bonus, a one-time relocation bonus of $100,000 to cover relocation expenses from Mr. Shrestha’s prior residence, a payment of $51,640 to make Mr. Shrestha whole for taxes associated with such relocation bonus and Company 401(k) matching contributions of $11,600. For 2020, represents the amount of Company 401(k) matching contributions.
(5)
Represents a one-time bonus granted in connection with our IPO.
(6)
Mr. Shrestha’s employment was terminated by mutual agreement effective as of April 1, 2022.
(7)
Represents a one-time sign-on bonus of $100,000.

Grants of Plan-Based Awards for Fiscal Year 2021

The following table presents the plan-based awards granted to the Named Executive Officers in 2021.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(1) ($) (l)
(a)	(b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
John Kao	—
AIP(2)	—	295,890	591,781	2,219,178	—	—	—	—	—	—	—
RSU Award	3/25/2021	—	—	—	—	—	—	311,030	—	—	5,598,540
Acct. Mod. Cost(3)	3/25/2021	—	—	—	—	—	—	—	—	—	9,237,366
Stock Option Award	3/25/2021	—	—	—	—	—	—	—	3,916,668	18.00	29,570,843
Thomas Freeman	—
AIP(2)	—	102,021	204,041	765,154	—	—	—	—	—	—	—
RSU Award	3/25/2021	—	—	—	—	—	—	60,569	—	—	1,090,242
Acct. Mod. Cost(3)	3/25/2021	—	—	—	—	—	—	—	—	—	3,185,730
Stock Option Award	3/25/2021	—	—	—	—	—	—	—	762,720	18.00	5,758,536
Dawn Maroney	—
AIP(2)	—	197,688	395,377	1,482,663	—	—	—	—	—	—	—
RSU Award	3/25/2021	—	—	—	—	—	—	81,850	—	—	1,473,300
Acct. Mod. Cost(3)	3/25/2021	—	—	—	—	—	—	—	—	—	3,672,954
Stock Option Award	3/25/2021	—	—	—	—	—	—	—	1,030,702	18.00	7,781,800
Dinesh Kumar	—
AIP(2)	—	145,240	290,479	1,089,298	—	—	—	—	—	—	—
RSU Award	3/25/2021	—	—	—	—	—	—	53,202	—	—	957,636
Acct. Mod. Cost(3)	3/25/2021	—	—	—	—	—	—	—	—	—	2,874,006
Stock Option Award	3/25/2021	—	—	—	—	—	—	—	669,956	18.00	5,058,168
Rajesh Shrestha	—
AIP(2)	—	233,750	467,500	1,753,125	—	—	—	—	—	—	—
RSU Award	3/25/2021	—	—	—	—	—	—	174,444	—	—	3,139,992
Stock Option Award	3/25/2021	—	—	—	—	—	—	—	617,284	18.00	4,660,494
(1)
The actual value to be realized by a named executive officer depends upon the appreciation in value of the Company's stock and the length of time the award is held. No value will be realized with respect to any stock option award if the Company's stock price does not increase following the grant date. For a description of the assumptions used in computing grant date fair value for stock option awards pursuant to FASB ASC Topic 718, see Note 10 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. The grant date fair value of each RSU award was computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. Equity-based compensation awards to employees are generally subject to four-year vesting provisions.
(2)
Awards designated “AIP” represent the threshold, target and maximum amounts of performance-based awards that our NEOs might have earned during 2021 under our Annual Incentive Plan, dependent upon our 2021 performance. Maximum payouts assume that the Annual Incentive Plan was funded at maximum levels based on applicable Company and/or business unit performance and individual performance was also achieved at maximum levels. Awards actually earned are shown above in the “Non-Equity Incentive Plan Compensation” column of the 2021 Summary Compensation Table. Payouts depend on the achievement of pre-determined, strategic and/or financial corporate performance objectives (75% of the award), as well as individual performance (25% of the award). Based on results, base payouts can range from 0% to 250% of target award amounts. In addition, a modifier (-20% to +50%) is applied to the total bonus payout based on the Company’s CMS five-star quality score. On March 26, 2021, our NEOs entered into amended and restated employment agreements, pursuant to which certain NEOs’ base salaries and/or bonus opportunities were increased. Dr. Kumar received increases to his target and maximum bonus opportunities on two occasions during 2021. Target bonus opportunities for the full 2021 year reflect the weighted average of the target bonus opportunity percentages applicable to each NEO for each applicable period throughout the year. See “Compensation Discussion and Analysis—2021 Executive Compensation Program in Detail—Annual Incentives” above for further discussion of our Annual Incentive Plan.
(3)
Amounts in the “Grant Date Fair Value of Stock Awards” column include the accounting costs associated with the March 25, 2021 modification in connection with the conversion of performance-based incentive units (for Mr. Kao, Mr. Freeman, Ms. Maroney and Dr. Kumar) and SARs (for Mr. Freeman) as a part of the pre-IPO equity conversion discussed in further detail in “Compensation Discussion and Analysis – Long-Term Equity Incentives” as follows: John Kao – $9,237,366; Thomas Freeman – $3,185,730; Dawn

Maroney – $3,672,954; and Dinesh Kumar – $2,874,006. Such accounting costs do not correspond to the actual economic value that may be ultimately realized by the Named Executive Officers for such awards.

Narrative Disclosure to Summary Compensation Table and Grant of Plan-Based Awards Table

Employment Agreements

Prior to our IPO, we were party to employment agreements with Mr. Kao, Mr. Freeman, Ms. Maroney, Dr. Kumar and Mr. Shrestha, each of which provided for an initial base salary of $350,000, $250,000 $300,000, $450,000 and $550,000, respectively (which was later increased for certain NEOs). In addition, each employment agreement provided for an annual cash incentive bonus with an initial target and maximum bonus opportunity equal to 25% and 50% of base salary for Mr. Kao, Mr. Freeman and Ms. Maroney, 35% and 70% of base salary for Dr. Kumar and 85% and 170% of base salary for Mr. Shrestha (each of which was later increased for certain NEOs). Ms. Maroney’s employment agreement also initially provided for a commission payment program, which did not apply in 2021 or thereafter.

In connection with our IPO, we entered into amended and restated employment agreements with each of our Named Executive Officers, effective as of March 26, 2021 (the “NEO Employment Agreements”), each of which superseded the prior employment agreements.

Each NEO Employment Agreement provides for an initial term of one year, which automatically renews for additional one-year periods until either the Company or the Named Executive Officer provides written notice within 90 days in advance of the next scheduled renewal date of an intent not to renew. Mr. Shrestha’s NEO Employment Agreement was terminated effective as of April 1, 2022 in connection with the termination of his employment with the Company by mutual agreement.

Certain NEO Employment Agreements also provided for an increase in base salary and/or bonus opportunities for the applicable NEOs in 2021. Dr. Kumar received additional adjustments to base salary and bonus opportunity as of August 2, 2021. Target bonus opportunities and payouts for the full 2021 year reflect the weighted average of the target bonus opportunity percentages for each applicable period throughout the year. In general, annual cash incentive bonuses are determined based on the achievement of performance goals established by the Board (or the Compensation Committee) within the first 90 days of the calendar year following the applicable performance year (or, with respect to the first calendar year of employment, within the first 30 days of the commencement of employment), and may be based on quantitative performance objectives for the Company or one or more of its affiliates, subsidiaries, business units or divisions, and/or individual quantitative or qualitative performance objectives or any combination of the foregoing. Base salaries and annual cash incentive bonus opportunities are reviewed by the Board at least annually and may be increased (but not decreased). For additional information on the 2021 Annual Incentive Plan, see “Compensation Discussion & Analysis—2021 Executive Compensation Program in Detail—Annual Incentives” above.

In addition to the foregoing amounts, for Dr. Kumar, the Company must procure and maintain at all times during Dr. Kumar’s employment a professionally liability insurance policy with initial coverage limits of at least $1 million for each occurrence and $3 million in the aggregate, which, upon the expiration of the employment agreement or Dr. Kumar’s termination of employment, must be extended through the Company’s purchase of a “tail” or extended reporting coverage for at least four years after termination.

In addition, in connection with entering into the NEO Employment Agreement, Mr. Shrestha received (a) a one-time sign-on bonus of $100,000, of which 100% would have become repayable if his employment were terminated for any reason (other than a termination by the Company without “cause” or resignation by Mr. Shrestha for “good reason”) before March 8, 2022, or 50% would have become repayable if his employment were terminated for any reason (other than a termination by the Company without “cause” or resignation by Mr. Shrestha for “good reason”) before March 8, 2023, and (b) a one-time relocation bonus of $100,000 to cover relocation expenses from his prior residence. Pursuant to the separation agreement entered into with Mr. Shrestha as of April 1, 2022, we agreed that notwithstanding anything to contrary in his NEO Employment Agreement, Mr. Shrestha would not be required to repay any portion of the one-time sign-on bonus.

Each of our Named Executive Officers are entitled to severance payments and benefits upon a qualifying termination of employment as described below in “—Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2021 Fiscal Year End

The following table summarizes, for each of the Named Executive Officers, the number of shares of our common stock underlying outstanding equity awards held as of December 31, 2021.

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Name	Grant Date	(#) Exercisable	(#) Unexercisable	(#)	($)		(#)	($)
John Kao	3/25/2021	—	3,916,668	—	18.00	3/25/2031	—	—
	3/25/2021	—	—	—	—	—	311,030	4,373,082
	9/25/2020(3)	—	—	—	—	—	681,427	9,580,864
	9/30/2019(3)	—	—	—	—	—	65,200	916,712
	3/6/2017(3)	—	—	—	—	—	272,455	3,830,717
	4/18/2014(3)	—	—	—	—	—	218,853	3,077,073
Thomas Freeman	3/25/2021	—	762,720	—	18.00	3/25/2031
	3/25/2021	—	—	—	—	—	60,569	851,600
	9/25/2020(4)	—	—	—	—	—	183,381	2,578,337
	9/30/2019(4)	—	—	—	—	—	151,690	2,132,761
	12/4/2018(4)	—	—	—	—	—	9,504	133,626
	8/6/2018(4)	—	—	—	—	—	9,507	133,668
	12/6/2017(4)	—	—	—	—	—	11,228	157,866
	3/6/2017(4)	—	—	—	—	—	71,855	1,010,281
	10/6/2015	—	—	—	—	—	19,030	267,562
	8/17/2015(4)	—	—	—	—	—	14,461	203,322
Dawn Maroney	3/25/2021	—	1,030,702	—	18.00	3/25/2031
	3/25/2021	—	—	—	—	—	81,850	1,150,811
	9/25/2020	—	—	—	—	—	244,509	3,437,797
	9/30/2019	—	—	—	—	—	213,291	2,998,871
	3/6/2017	—	—	—	—	—	99,393	1,397,466
	5/9/2014	—	—	—	—	—	33,085	465,175
Dinesh Kumar	3/25/2021	—	669,956	—	18.00	3/25/2031	—	—
	3/25/2021	—	—	—	—	—	53,202	748,020
	9/25/2020	—	—	—	—	—	91,691	1,289,175
	9/30/2019	—	—	—	—	—	123,196	1,732,136
	5/2/2019	—	—	—	—	—	236,651	3,327,313
	1/21/2019	—	—	—	—	—	118,326	1,663,664
Rajesh Shrestha	3/25/2021	—	617,284	—	18.00	3/25/2031	—	—
	3/25/2021	—	—	—	—	—	174,444	2,452,683

(1)
Represents unvested options, RSUs, restricted shares converted from service-based incentive units and SARs (which remain subject to the same vesting schedules as in effect prior to our IPO) and restricted shares converted from performance-based incentive units and SARs (which vest (i) 50% on the later of (x) the fourth anniversary of the initial vesting date and (y) the first anniversary of our IPO and (ii) 50% on the later of (x) the fourth anniversary of the initial vesting date and (y) the second anniversary of our IPO, in each case, subject to continued employment or service on each such vesting date). The vesting schedules of the options, RSUs and restricted shares are as follows (subject to the named executive officer’s continued employment through each applicable vesting date):

Name	Grant Date	Grant Type	Service-based Vesting Schedule
John Kao	3/25/2021	Options	Vests 25% per year over 4 years with 979,167 vesting on each of 3/25/2022, 2023, 2024, and 2025
	3/25/2021	RSUs	Vests 25% per year over 4 years with approximately 77,758 vesting on each of 3/25/2022, 2023, 2024, and 2025
	9/25/2020	Restricted Shares	Vests over 3 years with approximately 227,143 vesting on each of 8/1/2022, 2023, and 2024
	9/30/2019	Restricted Shares	Vests over 2 years with 21,661 vesting on 7/15/2022 and 43,539 vesting on 7/15/2023
	3/6/2017	Restricted Shares	Vests over 2 years with 136,228 vesting on 3/30/2022 and 136,227 vesting on 3/30/2023
	4/18/2014	Restricted Shares	Vests over 2 years with 109,427 vesting on 3/30/2022 and 109,426 vesting on 3/30/2023
Thomas Freeman	3/25/2021	Options	Vests 25% per year over 4 years with 190,680 vesting on each of 3/25/2022, 2023, 2024, and 2025
	3/25/2021	RSUs	Vests 25% per year over 4 years with approximately 15,143 vesting on each of 3/25/2022, 2023, 2024, and 2025
	9/25/2020	Restricted Shares	Vests over 3 years with 61,127 vesting on each of 8/1/2022, 2023, and 2024
	9/30/2019	Restricted Shares	Vests over 2 years with 50,394 vesting on 7/15/2022 and 101,296 vesting on 7/15/2023
	12/4/2018	Restricted Shares	Vests over 1 year with 9,504 vesting on 8/6/2022
	8/6/2018	Restricted Shares	Vests over 2 years with 4,755 vesting on 3/30/2022 and 4,752 vesting on 3/30/2023
	12/6/2017	Restricted Shares	Vests over 2 years with 5,616 vesting on 3/30/2022 and 5,612 vesting on 3/30/2023
	3/6/2017	Restricted Shares	Vests over 2 years with 35,929 vesting on 3/30/2022 and 35,926 vesting on 3/30/2023
	10/6/2015	Restricted Shares	Vests over 2 years with 9,515 vesting on 3/30/2022 and 9,515 vesting on 3/30/2023
	8/17/2015	Restricted Shares	Vests over 2 years with 7,231 vesting on 3/30/2022 and 7,230 vesting on 3/30/2023
Dawn Maroney	3/25/2021	Options	Vests 25% per year over 4 years with approximately 257,676 vesting on each of 3/25/2022, 2023, 2024, and 2025
	3/25/2021	RSUs	Vests 25% per year over 4 years with approximately 20,463 vesting on each of 3/25/2022, 2023, 2024, and 2025
	9/25/2020	Restricted Shares	Vests over 3 years with 81,503 vesting on each of 8/1/2022, 2023, and 2024
	9/30/2019	Restricted Shares	Vests over 2 years with 70,858 vesting on 7/15/2022 and 142,433 vesting on 7/15/2023
	3/6/2017	Restricted Shares	Vests over 2 years with 49,697 vesting on 3/30/2022 and 49,696 vesting on 3/30/2023
	5/9/2014	Restricted Shares	Vests over 2 years with 16,543 vesting on 3/30/2022 and 16,542 vesting on 3/30/2023
Dinesh Kumar	3/25/2021	Options	Vests 25% per year over 4 years with 167,489 vesting on each of 3/25/2022, 2023, 2024, and 2025
	3/25/2021	RSUs	Vests 25% per year over 4 years with approximately 13,301 vesting on each of 3/25/2022, 2023, 2024, and 2025
	9/25/2020	Restricted Shares	Vests over 3 years with 30,564 vesting on each of 8/1/2022, 2023, and 2024
	9/30/2019	Restricted Shares	Vests over 2 years with 40,928 vesting on 7/15/2022 and 82,268 vesting on 7/15/2023
	5/2/2019	Restricted Shares	Vests over 2 years with 118,326 vesting on 1/21/2022 and 118,325 vesting on 1/21/2023
	1/21/2019	Restricted Shares	Vests over 2 years with 59,164 vesting on 3/30/2022 and 59,162 vesting on 3/30/2023

Rajesh Shrestha	3/25/2021	Options	Vests 25% per year over 4 years with 154,321 vesting on each of 3/25/2022, 2023, 2024, and 2025
	3/25/2021	RSUs	Vests 25% per year over 4 years with 43,611 vesting on each of 3/25/2022, 2023, 2024, and 2025

(2)
The dollar amounts shown in this column are determined by multiplying the number of shares or units reported in the “Number of Shares or Units of Stock That Have Not Vested” column by $14.06, the closing price of our common stock on the last trading day of 2021.
(3)
Held by JEK Trust, dated February 8, 2021, of which Mr. Kao is the trustee.
(4)
15% of each grant is held by Mr. Freeman directly and 85% of each grant is held by FCO Holdings LLC, a limited liability company owned by FCO Holdings Trust One, an irrevocable trust.

Exercises and Stock Vested During Fiscal Year 2021

The following table shows information about exercises and vesting of RSU awards and stock options during fiscal year 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
John Kao	—	—	249,460(3)	5,198,786
Thomas Freeman	75,975(2)	1,367,546(2)	133,787(4)	2,355,129
Dawn Maroney	—	—	154,510(5)	3,213,503
Dinesh Kumar	—	—	72,734(6)	1,511,560
Rajesh Shrestha	—	—	—	—
(1)
The dollar amounts shown in the “Value Realized on Vesting” column are determined by multiplying (i) the number of shares that vested, by (ii) the per-share closing market price of our common stock on the vesting date.
(2)
For Mr. Freeman, represents the conversion of vested stock appreciation rights into common stock, approximately 50% of the value of which settled in cash, in connection with our IPO, as discussed in further detail above in “Compensation Discussion and Analysis—Long-Term Equity Incentives.”

(3)
Represents (a) 22,317 restricted shares with a value realized on vesting based on a per-share closing market price of $20.74 and (b) 227,143 restricted shares with a value realized on vesting based on a per-share closing market price of $20.85. Restricted shares which vested are held by JEK Trust, dated February 8, 2021, of which Mr. Kao is the trustee.
(4)
Represents (a) 11,227 restricted shares with a value realized on vesting based on a per-share closing market price of $20.21; (b) 9,508 restricted shares with a value realized on vesting based on a per-share closing market price of $20.21; (c) 51,924 restricted shares with a value realized on vesting based on a per-share closing market price of $20.74; and (d) 61,128 restricted shares with a value realized on vesting based on a per-share closing market price of $20.85. 113,718 restricted shares which vested are held by FCO Holdings LLC, a limited liability company owned by FCO Holdings Trust One, an irrevocable trust.
(5)
Represents (a) 73,006 restricted shares with a value realized on vesting based on a per-share closing market price of $20.74 and (b) 81,504 restricted shares with a value realized on vesting based on a per-share closing market price of $20.85.
(6)
Represents (a) 42,170 restricted shares with a value realized on vesting based on a per-share closing market price of $20.74 and (b) 30,564 restricted shares with a value realized on vesting based on a per-share closing market price of $20.85.

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits

Under each of the NEO Employment Agreements, upon a termination of employment for any reason, the Named Executive Officer would receive (i) the unpaid portion of any accrued base salary and paid-time-off through the termination date, (ii) reimbursement of expenses not previously reimbursed and (iii) continuation of health insurance coverage as required under applicable law (“Accrued Benefits”).

In the event of the Named Executive Officer’s death, disability, or delivery by the Named Executive Officer of a notice of non-renewal, in addition to the Accrued Benefits, the Named Executive Officer would receive his or her accrued but unpaid bonus for the calendar year preceding the year of termination, payable at the time bonuses for such calendar year are otherwise payable to other senior executives.

Upon a termination of employment by the Company without “cause,” a resignation by the Named Executive Officer for “good reason,” or a termination of employment due to the delivery of a notice of non-renewal by the Company to the Named Executive Officer, subject to the execution and delivery of a release of claims and the Named Executive Officer’s continued compliance with restrictive covenants (as described below), each of our Named Executive Officers would receive the following severance payments and benefits (in addition to the Accrued Benefits): (i) cash payment equal to one times (two times for Mr. Kao) the sum of the Named Executive Officer’s (A) base salary and (B) target annual cash incentive bonus, paid in substantially equal installments over the 12-month (24-month for Mr. Kao) period following termination in accordance with the Company’s normal payroll practices; (ii) prorated portion of the Named Executive Officer’s annual cash incentive bonus for the year of termination (except for Mr. Kao, whose annual cash incentive bonus for the year of termination would not be prorated), determined after the end of the year of termination and based on the amount the Named Executive Officer would have been paid had his or her employment not been terminated; and (iii) if the Named Executive Officer timely elects for COBRA benefits, payment or reimbursement of the Named Executive Officer’s share of COBRA premiums until the earlier of (A) the first annual anniversary of termination or (B) the date that the Named Executive Officer is eligible to receive health benefits through a new employer. The foregoing severance benefits are payable in lieu of any other benefits the Named Executive Officer may be entitled to under a separate severance agreement or executive severance plan.

Each Named Executive Officer is subject to the following restrictive covenants: (i) non-competition during employment, (ii) non-solicitation of employees or customers during employment and for one year following termination, (iii) perpetual non-disparagement and (iv) perpetual confidentiality. Mr. Shrestha was permitted to provide minimal consulting services to third parties to the extent such services did not interfere with the performance of his duties to the Company, did not utilize Company resources or did not violate the Company’s policies or practices, including its conflicts of interest policy.

“Cause” for purposes of the NEO Employment Agreements generally means the employee’s: (i) failure to devote substantially all of the employee’s working time to the business of the employer and its affiliates; (ii) willful disregard of the employee’s duties, or the employee’s intentional failure to act where the taking of such action would be in the ordinary course of the employee’s duties, provided that the employee is first given 30 days prior written notice of such conduct in order for the employee to cure such alleged conduct during such period of time; (iii) violation or breach of certain provisions, representations or covenants provided in the NEO Employment Agreements; (iv) gross negligence or willful misconduct in the performance of the employee’s duties; (v) commission of any act of fraud, theft or financial dishonesty, or any felony or criminal act involving moral turpitude; or (vi) unlawful use (including being under the influence) of alcohol or drugs or possession of illegal drugs on the premises of the employer or any of its affiliates or while performing duties and responsibilities to the employer and its affiliates.

“Good reason” for purposes of the NEO Employment Agreements generally means: (i) a material reduction during any 24 consecutive month period in base salary or in the employee’s annual total cash compensation opportunity (i.e., base salary and target bonus), but excluding any reduction applicable to management employees generally; (ii) a material breach of the NEO Employment Agreement by the employer; or (iii) for all NEOs except Mr. Kao, a change in the employee’s principal work location to a location more than 50 miles from the employee’s prior work location and more than 50 miles from the employee’s principal residence as of the date of such change in work location. Notwithstanding the foregoing, “good reason” will not exist (A) if the employee has in his or her sole discretion agreed in writing that such event will not constitute “good reason,” or (B) unless, (I) within 60 days of the occurrence of the events claimed to be “good reason” the employee notifies the employer in writing of the reasons why the employee believes that “good reason” exists, (II) the employer has failed to correct the circumstance that would otherwise be “good reason” within 30 days of receipt of such notice and (III) the employee terminates his or her employment within 60 days of such 30-day period.

Treatment of Equity Incentive Awards

Pursuant to the terms of our 2021 Plan, generally, upon a termination of employment for any reason, all unvested equity awards would terminate and be forfeited for no consideration. In the event of a termination for “cause,” vested options also terminate for no consideration. Upon a termination of employment due to death or disability, vested options may be exercised by the participant at any time within the one-year period following termination, but in no event beyond the expiration of the stated term of the options. Upon an involuntary termination without “cause” or voluntary resignation, vested options may be exercised by the participant at any time within the 90-day period following termination, but in no event beyond the expiration of the stated term of the options.

Under the 2021 Plan, upon a termination by the Company without “cause” (other than as a result of death or disability) on or within 12 months following a “change in control,” any outstanding, unvested awards held by the participant would accelerate and vest on the date of such termination. Notwithstanding the foregoing, the 2021 Plan provides that the Board (or designated committee) may provide for (i) continuation, assumption or substitution for awards with substantially the same terms and value, (ii) acceleration of vesting immediately prior to or as of the date of such “change in control,” or (iii) in the case of an option or SAR, cancellation in consideration of a payment in cash or other consideration equal to the excess of the applicable stock price over the applicable exercise price.

Pursuant the terms of each NEO’s option and restricted stock unit award agreements under the 2021 Plan, upon a termination by the Company without “cause” (other than as a result of death or disability) or a resignation by the participant for “good reason,” in each case, on or following a “change in control,” any outstanding, unvested options or restricted stock units held by the executive would accelerate and vest on the date of such termination.

Restricted shares which were converted from incentive units and SARs, as discussed in further detail above in “Compensation Discussion and Analysis—Long-Term Equity Incentives,” will accelerate and fully vest upon a change of control.

For the Chief Executive Officer, “good reason” for purposes of the option and restricted stock unit award agreements under the 2021 Plan generally means the following, without the executive’s express written consent: (i) a reduction in annual base salary or annual target bonus opportunity; (ii) a diminution in status, authority, title, duties or responsibilities (including a change which results in the Company no longer being a publicly traded entity or the executive no longer being the Chief Executive Officer of a publicly traded entity) or (iii) a failure of the Company’s successor to assume and perform the award agreement; provided that any such termination by the executive will only be deemed “good reason” if: (1) the executive gives the Company written notice within 60 days following initial awareness of the occurrence of the condition constituting “good reason,” which notice will describe such condition and intent to terminate for “good reason”; (2) the Company fails to remedy such condition to the executive’s satisfaction within 30 days following receipt of the written notice; and (3) the executive voluntarily terminates employment within 30 days following the end of the 30-day cure period.

For other senior executives of the Company, “good reason” for purposes of the option and restricted stock unit award agreements under the 2021 Plan generally means, without the executive’s express written consent, reduction in annual base salary or annual target bonus opportunity; provided that any such termination by the executive will only be deemed “good reason” if: (1) the executive gives the Company written notice within 30 days following initial awareness of the occurrence of the condition constituting “good reason,” which notice will describe such condition and intent to terminate for “good reason”; (2) the Company fails to remedy such condition to the executive’s satisfaction within 30 days following receipt of the written notice; and (3) the executive voluntarily terminates employment within 30 days following the end of the 30-day cure period.

“Cause” for purposes of the 2021 Plan has the same meaning as provided under the NEO Employment Agreements.

“Change in control” for purposes of the 2021 Plan generally means: (a) any “person,” as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders in substantially the same proportions as their ownership of common stock), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (b) during any period of 12 consecutive calendar months, individuals who were directors serving on the Board on the first day of such period (the “Incumbent Directors”) cease for any reason to constitute a majority of the Board; provided, however, that any individual becoming a director after the first day of such period whose election, or nomination for election, by the stockholders was approved by a vote of at least 2/3 of the Incumbent Directors will be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as used in Section 13(d) of the Exchange Act), in each case other than the Board; (c) consummation of a reorganization, merger, consolidation, or other business combination (any of the foregoing, a “Business Combination”) of the Company or any direct or indirect subsidiary of the Company with any other corporation, in any case with respect to which the Company voting securities outstanding immediately before such Business Combination do not, immediately after such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the Company or any ultimate parent thereof) more than 50% of the then outstanding voting securities entitled to vote generally in the election of directors of the Company (or its successor) or any ultimate parent thereof after the Business Combination; or (d) a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale. Notwithstanding the foregoing terms and conditions of this definition, with respect to any award that is characterized as “nonqualified deferred compensation” within the meaning of Section 409A, an event will not be considered to be a “change in control” under the 2021 Plan for purposes of payment of such award unless such event is also a “change in control event” within the meaning of Section 409A. Notwithstanding the foregoing, a “change in control” will not be deemed to have occurred if immediately after the occurrence of any of the events described in clauses (a) – (d) above, a designated holder or designated holders are the beneficial owners, directly or indirectly, of more than 35% of the combined voting power of the Company or any successor.

“Change of control” for purposes of the restricted shares converted from incentive units and SARs generally means the first to occur of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions in which the consideration received by the Company is cash or Marketable Securities (as defined below), of all or substantially all of the assets of the Company to any “person” (as such term is defined in Section 13(d)(3) of the Exchange Act) other than our private equity sponsor and its affiliates; (ii) the adoption of a plan relating to the liquidation or dissolution of the Company; and (iii) the consummation of any transaction (including, without limitation, any merger or consolidation)

the result of which is that any person, other than our private equity sponsor and its affiliates, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, as amended), directly or indirectly, of more than 50% of the voting interests of the Company. “Marketable Securities” means securities that (A) can be immediately sold to the general public without the necessity of any federal, state or local government consent, approval or filing (other than any notice filings such as those required pursuant to Rule 144 under the Securities Act of 1933) and without violation of federal or state securities laws and (B) are listed on a national securities exchange or a recognized foreign securities exchange, carried on an established quotation service for over-the-counter securities or for which market quotations are readily available in either a domestic or recognized foreign over-the-counter market. A security shall not be a Marketable Security if it is subject to material restrictions on transfer as a result of contractual provisions.

The following table presents information concerning estimated payments and benefits (other than the Accrued Benefits) that would be provided in certain circumstances for each of the NEOs serving as of the end of the fiscal year ending December 31, 2021. Unless otherwise stated, the payments and benefits set forth below are estimated assuming that the termination of employment or change in control event occurred on the last business day of our fiscal year ending December 31, 2021 using the closing market price of $14.06 per share of our Common Stock on that date. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.

Name	Cash Severance ($)	Annual Bonus(1) ($)	Stock Award ($)	COBRA Premiums ($)	Total ($)

John Kao
Termination without Cause / Resignation for Good Reason / Non-Renewal by the Company	2,700,000	675,000	—	30,747	3,405,747
Termination with Cause / Resignation without Good Reason	—	—	—	—	—
Change in Control without Termination	—	—	17,405,366	—	17,405,366
Change in Control with Qualifying Termination	2,700,000	675,000	21,778,448	30,747	25,184,195
Death, Disability or Non-Renewal by the NEO	—	—	—	—	—

Thomas Freeman
Termination without Cause / Resignation for Good Reason / Non-Renewal by the Company	675,000	225,000	—	16,322	916,322
Termination with Cause / Resignation without Good Reason	—	—	—	—	—
Change in Control without Termination	—	—	6,617,423	—	6,617,423
Change in Control with Qualifying Termination	675,000	225,000	7,469,024	16,322	8,385,346
Death, Disability or Non-Renewal by the NEO	—	—	—	—	—

Dawn Maroney
Termination without Cause / Resignation for Good Reason / Non-Renewal by the Company	1,017,500	467,500	—	21,127	1,506,127
Termination with Cause / Resignation without Good Reason	—	—	—	—	—
Change in Control without Termination	—	—	8,299,309	—	8,299,309
Change in Control with Qualifying Termination	1,017,500	467,500	9,450,120	21,127	10,956,247
Death, Disability or Non-Renewal by the NEO	—	—	—	—	—

Dinesh Kumar
Termination without Cause / Resignation for Good Reason / Non-Renewal by the Company	925,000	425,000	—	19,794	1,369,794
Termination with Cause / Resignation without Good Reason	—	—	—	—	—
Change in Control without Termination	—	—	8,012,288	—	8,012,288
Change in Control with Qualifying Termination	925,000	425,000	8,760,308	19,794	10,130,102
Death, Disability or Non-Renewal by the NEO	—	—	—	—	—

Rajesh Shrestha
Termination without Cause / Resignation for Good Reason / Non-Renewal by the Company	1,017,500	467,500	—	16,178	1,501,178
Termination with Cause / Resignation without Good Reason	—	—	—	—	—
Change in Control without Termination	—	—	—	—	—
Change in Control with Qualifying Termination	1,017,500	467,500	2,452,683	16,178	3,953,861
Death, Disability or Non-Renewal by the NEO	—	—	—	—	—

(1)
Amounts assume an annual bonus that is earned at 100% achievement, based on target bonus percentages in effect as of December 31, 2021.

The severance payments and benefits described above are subject to the executive’s execution and non-revocation of a general release of claims in favor of the Company and continued compliance with customary confidentiality and non-solicitation requirements, then, in addition to any accrued amounts.

Non-Employee Director Compensation

Each of our non-employee directors receives an annual director fee and equity awards in connection with their services. In addition, each director is reimbursed for out-of-pocket expenses in connection with his or her services. While Mr. Kao serves as a director on the Board, he does not receive any compensation for his services as a director and information on his compensation as Chief Executive Officer of the Company is reported in the “Summary Compensation Table.”

Original Director Compensation Policy

In connection with our IPO, the Board adopted a director compensation policy, the terms of which are set forth below.

In connection with our IPO, each of our non-employee directors received a one-time equity grant of restricted stock units equal to $600,000 with vesting annually over three years. Under the director compensation plan, commencing with fiscal 2022, non-employee directors would be paid an annual cash retainer of $50,000 for their services, and would receive an annual equity grant of restricted shares or restricted stock units equal to $200,000 with vesting on the first anniversary of the grant date. Newly elected directors were granted a one-time commencement award of restricted shares or restricted stock units equal to $400,000 with vesting annually over three years. Directors were permitted to elect to receive this annual cash retainer in the form of an equity grant. In addition, directors were permitted to defer receipt of their RSU awards until the earlier of (i) three years from the grant date, (ii) five years from the grant date, (iii) separation form service and (iv) change in control. In 2021, Mr. Konowiecki and Ms. Kosecoff each elected to defer receipt of a portion of their RSU grants until the earlier of (i) three years following the grant date, (ii) separation of service and (iii) change in control.

Under the original policy, in addition to the base annual cash retainer payable to each board member:

•
the chairman of the Board was entitled to receive an annual retainer of $50,000 in cash and $50,000 in restricted shares or restricted stock units with vesting on the first anniversary of the grant date;
•
the chairman of the Audit committee was entitled to receive an annual cash retainer of $25,000;
•
members of the Audit Committee were entitled to receive an annual cash retainer of $10,000;
•
the chairmen of the Compensation Committee and NCGCC were each entitled to receive an annual cash retainer of $20,000; and
•
each member of the Compensation Committee and NCGCC was entitled to receive an annual cash retainer of $7,500.

All cash retainers were paid in quarterly installments in arrears.

The following table summarizes, for each of our non-employee directors, the compensation received by such director for the year ended December 31, 2021.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Thomas Carella	43,125	600,000	—	643,125
David Hodgson	35,000	600,000	—	635,000
Joseph Konowiecki	86,250	2,440,914	29,985	2,557,149
Jacqueline Kosecoff	50,625	1,179,852	25,000	1,255,477
Jeff Margolis(5)	56,250	1,668,246	25,000	1,749,496
Margaret McCarthy	42,500	600,000	25,000	667,500
Mark McClellan	37,500	1,489,326	12,000	1,538,826
Robbert Vorhoff	35,000	600,000	—	635,000
(1)
Includes fees earned with respect to the fourth quarter of 2020, which were paid to the applicable non-employee directors in the first quarter of 2021.
(2)
For Mr. Konowiecki, Mr. Margolis, Dr. McClellan and Dr. Kosecoff, the amounts reported include the accounting costs associated with the March 25, 2021 modification in connection with the conversion of performance-based incentive units and SARs as a part of the pre-IPO equity conversion discussed in further detail in “Compensation Discussion and Analysis—Long-Term Equity Incentives” as follows: Joseph Konowiecki – $1,840,914; Jacqueline Kosecoff – $579,852; Jeff Margolis – $1,068,246; and Mark McClellan – $889,326. Such accounting costs do not correspond to the actual economic value that may be ultimately realized by such directors for such awards.

The remainder of the amounts reported include the grant date fair values associated with the grant of RSUs of Alignment to each of Mr. Konowiecki, Mr. Margolis, Dr. McClellan and Dr. Kosecoff, computed in accordance with FASB ASC Topic 718, which was $600,000 for each such director.

For Messrs. Carella, Hodgson and Vorhoff and Ms. McCarthy, represents the grant date fair values associated with the grant of RSUs of Alignment, computed in accordance with FASB ASC Topic 718.

For additional information on the assumptions used in computing the amounts reported herein, see Note 10 to the Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021.

(3)
As of December 31, 2021, each of the directors held unvested, outstanding stock awards as follows:

	Restricted Shares (#)	RSUs (#)
Thomas Carella	—	33,333
David Hodgson	—	32,823
Joseph Konowiecki	102,273	33,333
Jacqueline Kosecoff	32,214	33,333
Jeff Margolis	59,347	33,333
Margaret McCarthy	—	33,333
Mark McClellan	49,407	33,333
Robbert Vorhoff	—	32,823
(4)
Consists of fees paid by the Company to the applicable non-employee directors for their service as directors prior to our IPO pursuant to consulting agreements in effect from January 1, 2021 through March 25, 2021.
(5)
As of December 31, 2021, 367,386 shares of common stock were held by the Margolis Family Trust 12/23/98, of which Jeffrey Margolis is the trustee.

Revised Director Compensation Policy

In February 2022, the Board adopted a revised director compensation policy. Under this revised policy, newly elected directors will receive a one-time commencement award of restricted shares or restricted stock units equal to $400,000 with vesting annually over three years. Commencing with fiscal 2022, nonemployee directors will receive compensation with an aggregate value of $250,000, consisting of a cash retainer in an amount elected by each director from $0 to $100,000, with the balance of the aggregate compensation value paid as an equity grant of restricted shares or restricted stock units, with vesting on the first anniversary of the grant date.

Under the revised policy, in addition to the base annual cash retainer payable to each board member:

•
the chairman of the Board will receive an annual retainer of $200,000 in restricted stock units or other long-term equity incentives, with vesting on occurring on the first anniversary of the grant date;
•
the chairman of the Audit committee will receive an annual cash retainer of $25,000;
•
members of the Audit Committee will receive an annual cash retainer of $10,000;
•
the chairman of the Compensation Committee and NCGCC will each receive an annual cash retainer of $20,000; and
•
each member of the Compensation Committee and NCGCC will receive an annual cash retainer of $7,500.

All cash retainers are paid in quarterly installments in arrears.

Director Stock Ownership Policy

In February 2022, our Board adopted a stock ownership policy for our non-employee directors. The policy requires each non-employee director to hold shares of Company common stock having an aggregate market value of at least $400,000 by the later of (i) February 25, 2027 or (ii) five years from the date of their appointment.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our Related Party Transactions Policy, our Audit Committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related party transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. In particular, our policy requires our Audit Committee to consider, among other factors it deems appropriate:

•
the related person’s relationship to us and interest in the transaction;
•
the material facts of the proposed transaction, including the proposed aggregate value of the transaction;
•
the impact on a director’s independence in the event the related person is a director or an immediate family member of the director;
•
the benefits to us of the proposed transaction;
•
if applicable, the availability of other sources of comparable products or services; and
•
an assessment of whether the proposed transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally.

The Audit Committee may only approve those transactions that are in, or are not inconsistent with, our best interests and those of our stockholders, as the Audit Committee determines in good faith.

In addition, under our Code of Conduct, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

Except for the November 2021 Offering (as defined below), all of the transactions described below were entered into prior to the adoption of the Company’s written Related Party Transactions Policy, but all were approved by our Board considering similar factors to those described above.

Related-Party Transactions

Other than compensation arrangements for our directors and named executive officers, which are described in the sections of this proxy statement titled “Compensation Discussion and Analysis” and “Executive and Director Compensation,” below we describe transactions since January 1, 2021 to which we were a participant or will be a participant, in which:

•
the amounts involved exceeded or will exceed $120,000; and
•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Secondary Offering

On November 23, 2021, certain selling stockholders including the Lead Sponsors (the “Selling Stockholders”) completed a registered public secondary offering (the “November 2021 Offering”) of 9,200,000 shares of common stock of the Company, for net proceeds, before expenses, of approximately $185.0 million. The Company did not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders. In connection with the November 2021 Offering, the Company entered into an Underwriting Agreement, dated November 18, 2021, by and among the Company, the Selling Stockholders and Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters in the November 2021 Offering. The Company agreed to pay certain of the selling stockholders’ expenses for this offering.

Stockholders Agreement

We are party to a Stockholders Agreement, dated as of March 30, 2021, with the Lead Sponsors that provides each the right to designate nominees for election to our Board. The Lead Sponsors may also assign their designation rights under the Stockholders Agreement to an affiliate.

The Stockholders Agreement provides (x) General Atlantic the right to designate: (i) four of the nominees for election to our Board for so long as General Atlantic beneficially owns over 35% of our common stock then outstanding; (ii) three of the nominees for election to our Board for so long as General Atlantic beneficially owns over 25% but less than or equal to 35% of our common stock then outstanding; (iii) two of the nominees for election to our Board for so long as General Atlantic beneficially owns over 15% but less than or equal to 25% of our common stock then outstanding; and (iv) one of the nominees for election to our Board for so long as General Atlantic beneficially owns at least 5% but less than or equal to 15% of our common stock then outstanding and (y) Warburg Pincus the right to designate one of the nominees for election to our Board for so long as Warburg Pincus beneficially owns at least 5% of our common stock then outstanding. In each case, the Lead Sponsors’ nominees must comply with applicable law and stock exchange rules.

Until such time as a Lead Sponsor ceases to beneficially own at least 10% of our common stock then outstanding, such Lead Sponsor will have the right to designate at least one member of each committee of the Board; provided, that any such designee shall be a director and shall be eligible to serve on the applicable committee under applicable law or stock exchange listing standards, including any applicable independence requirements. The Stockholders Agreement also provides that until such time as General Atlantic ceases to beneficially own at least 15% of our common stock then outstanding, General Atlantic may select the chairperson of the Compensation Committee of the Board from among the directors then in office. In addition, the Lead Sponsors are entitled to designate the replacement for any of their board designees whose board service terminates prior to the end of the director’s term regardless of the applicable Lead Sponsor’s beneficial ownership at such time.

Additionally, as long as General Atlantic holds at least 25% of our common stock then outstanding, the prior written consent of General Atlantic will be required prior to taking the following actions:

(a) any acquisition or disposition where aggregate consideration is greater than $200,000,000 in a single transaction or series of related transactions;

(b) any transaction in which any person or group acquires more than 50% of our then outstanding capital stock or the power to elect a majority of the members of the Board;

(c) any incurrence or refinancing of indebtedness of the Company and our subsidiaries to the extent such incurrence or refinancing would result in the Company and our Subsidiaries having indebtedness in excess of $250,000,000 in the aggregate;

(d) hiring or termination of our chief executive officer;

(e) any increase or decrease in the size of the Board; or

(f) any reorganization, recapitalization, voluntary bankruptcy, liquidation, dissolution or winding-up.

The foregoing rights of the Lead Stockholders under the Stockholders Agreement will terminate with respect to a Lead Sponsor at such time as such Lead Sponsor owns less than 5% of our common stock then outstanding.

Registration Rights Agreement

We are party to a registration rights agreement, dated as of March 30, 2021, with the Lead Sponsors and certain other stockholders (the “Applicable Holders”). The Lead Sponsors are entitled to request that we register the Lead Sponsors’ shares on a long-form or short-form registration statement on one or more occasions in the future, which registrations may in certain circumstances be “shelf registrations,” and such other stockholders are entitled to participate in such offerings on a pro rata basis. The Applicable Holders are also entitled to participate in certain of our registered offerings, subject to the restrictions in the registration rights agreement. We will pay the expenses in connection with the exercise of these rights. The registration rights described in this paragraph apply to (i) shares of our common stock held by the Applicable Holders and their affiliates and (ii) any of our capital stock (or that of our subsidiaries) issued or issuable with respect to the common stock described in clause (i) with respect to any dividend, distribution, recapitalization, reorganization, or certain other corporate transactions (“Registrable Securities”). These registration rights are also for the benefit of any subsequent holder of Registrable Securities; provided that any particular securities will cease to be Registrable Securities when they have been sold in a registered public offering, sold in compliance with Rule 144 of the Securities Act of 1933, as amended, or the Securities Act, or repurchased by us or our subsidiaries. In addition, any Registrable Securities held by a person other than the Lead Sponsors and their affiliates will cease to be Registrable Securities if they can be sold without limitation under Rule 144 of the Securities Act.

Indemnification of Officers and Directors

We are party to indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. Additionally, we may enter into indemnification agreements with any new directors or officers that may be broader in scope than the specific indemnification provisions contained in Delaware law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information about the beneficial ownership of our common stock as of April 15, 2022 for:

•
each person or group known to us who beneficially owns more than 5% of our common stock immediately prior to this offering;
•
each of our directors;
•
each of our Named Executive Officers; and
•
all of our directors and executive officers as a group.

Each stockholder’s percentage ownership is based on 187,305,669 shares of common stock outstanding as of April 15, 2022. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of April 15, 2022 are deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Alignment Healthcare, Inc., 1100 W. Town and Country Road, Suite 1600, Orange, California 92868. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Beneficial Owner	Number of Shares	Percentage
5% Stockholders
General Atlantic(1)	70,069,317	37.4%
Warburg Pincus(2)	22,768,785	12.2%
Fidelity Investments(3)	16,832,978	9.0%
Named Executive Officers and Directors
John Kao(4)	4,595,950	2.4%
Dawn Maroney(5)	1,688,541	*
Thomas Freeman(6)	1,152,874	*
Dinesh Kumar(7)	1,111,604	*
Rajesh Shrestha(8)	234,025	*
Jody Bilney	—	—
Thomas Carella	11,334	*
David Hodgson	—	—
Yon Jorden	—	—
Joseph Konowiecki(9)	809,885	*
Jacqueline Kosecoff(10)	170,984	*
Jeff Margolis(11)	438,067	*
Margaret McCarthy	21,334	*
Mark McClellan(12)	254,820	*
Robbert Vorhoff		*
Executive Officers and Directors as a Group (15 individuals)(13)	10,784,440	5.7%

(1)
The limited partners that share beneficial ownership of the shares held by General Atlantic (ALN HLTH), L.P. are the following General Atlantic investment funds (the “GA Funds”): General Atlantic Partners 95, L.P. (“GAP 95”), GAP Coinvestments III, LLC (“GAPCO III”), GAP Coinvestments IV, LLC (“GAPCO IV”), GAP Coinvestments V, LLC (“GAPCO V”), GAP Coinvestments CDA, L.P. (“GAPCO CDA”) and GAPCO GmbH & Co. KG (“GAPCO GmbH”). The general partner of General Atlantic (ALN HLTH), L.P. is General Atlantic (SPV) GP, LLC (“GA SPV”). The general partner of GAP 95 is ultimately controlled by General Atlantic, L.P. (“GA LP”). GA LP is the managing member of GAPCO III, GAPCO IV and GAPCO V, the general partner of GAPCO CDA and is the sole member of GA SPV. The general partner of GAPCO KG is GAPCO Management GmbH (“GAPCO Management”). There are nine members of the management committee of GA LP (the “GA Management Committee”). GA LP, GA SPV, GAP 95, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA and GAPCO GmbH (collectively, the “GA Group”) are a “group” within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Each of the members of the GA Management Committee disclaims ownership of the shares except to the extent that he has a pecuniary interest therein. The mailing address of the GA Group except GAPCO GmbH is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055. The mailing address of GAPCO KG and GAPCO Management is c/o General Atlantic GmbH, Luitpoldblock, Amiraplatz 3, 80333 München, Germany.
(2)
Includes shares held by (i) Warburg Pincus Private Equity XII, L.P., a Delaware limited partnership (“WP XII”), (ii) Warburg Pincus Private Equity XII-B, L.P., a Delaware limited partnership (“WP XII-B”), (iii) Warburg Pincus Private Equity XII-D, L.P., a Delaware limited partnership (“WP XII-D”), (iv) Warburg Pincus Private Equity XII-E, L.P., a Delaware limited partnership (“WP XII-E”), (v) WP XII Partners, L.P., a Delaware limited partnership (“WP XII Partners”), (vi) Warburg Pincus XII Partners, L.P., a Delaware limited partnership (“Warburg Pincus XII Partners” and, together with WP XII, WP XII-B, WP XII-D, WP XII-E, and WP XII Partners, the “WP XII Funds”). Warburg Pincus XII, L.P., a Delaware limited partnership (“WP XII GP”), is the general partner of the WP XII Funds. WP Global LLC, a Delaware limited liability company (“WP Global”), is the general partner of WP XII GP. Warburg Pincus Partners II, L.P., a Delaware limited partnership (“WPP II”), is the managing member of WP Global. Warburg Pincus Partners II Holdings, L.P., a Delaware limited partnership (“WPP II Holdings”), is a limited partner of WPP II. Warburg Pincus Partners GP LLC, a Delaware limited liability company (“WPP GP”), is the general partner of WPP II and WPP II Holdings. Warburg Pincus & Co., a New York general partnership (“WP”), is the managing member of WPP GP. Warburg Pincus LLC, a New York limited liability company (“WP LLC”) is a registered investment adviser and the manager of the WP XII Funds. Investment and voting decisions with respect to the shares held by the WP XII Funds are made by a committee comprised of three or more individuals and all members of such committee disclaim beneficial ownership of the shares. The address of the WP LLC, WP, WPP GP, WPP II, WPP II Holdings, WP Global, WP XII GP, and the WP XII Funds is 450 Lexington Avenue, New York, New York 10017. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their pecuniary interest therein.
(3)
Includes shares held directly by Fidelity Mt, Vernon Street Trust: Fidelity Series Growth Company Fund, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund, Fidelity Growth Company Commingled Pool, Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth Fund, Fidelity Blue Chip Growth Commingled Pool, Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund, Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund, Fidelity Blue Chip Growth Institutional Trust, Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund, FIAM Select Portfolios: Health Care Portfolios, Fidelity Advisors Series VII: Fidelity Advisor Health Care Fund, Variable Insurance Products Fund IV: Health Care Portfolio, and Fidelity Select Portfolios: Health Care Services Portfolio (collectively, the “Fidelity Funds”). The Fidelity Funds are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds advised by Fidelity Management & Research Company, LLC (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR LLC and FRMC LLC is 88 Black Falcon Ave., Suite 167, V12F, Boston, Massachusetts 02210.
(4)
Includes (i) 51,392 shares held by Mr. Kao and 3,565,391 shares held by JEK Trust, dated February 8, 2021, of which John Kao is the trustee and (ii) 979,167 shares underlying outstanding stock options that are currently exercisable.
(5)
Includes (i) 524,038 restricted shares subject to time-based vesting and (ii) 257,676 shares underlying outstanding stock options that are currently exercisable.
(6)
Includes 151,861 shares of our common stock and 78,394 restricted shares subject to time-based vesting held by Mr. Freeman, and 393,554 shares of our common stock and 338,385 restricted shares subject to time-based vesting held by FCO Holdings LLC (“FCO LLC”), a limited liability company, of which Mr. Freeman was the sole member. Mr. Freeman has transferred all of his FCO LLC membership interests to FCO Holdings Trust One, an irrevocable trust. Mr. Freeman may be deemed to have shared voting and/or investment power with respect to all of the shares of our common stock indirectly held by such trust. Also includes 190,680 shares underlying outstanding stock options that are currently exercisable.
(7)
Includes (i) 392,374 restricted shares subject to time-based vesting and (ii) 167,489 shares underlying outstanding stock options that are currently exercisable.

(8)
Includes 154,321 shares underlying outstanding stock options that are currently exercisable. Mr. Shrestha’s employment was terminated by mutual agreement effective as of April 1, 2022.
(9)
Includes 51,136 restricted shares subject to time-based vesting.
(10)
Includes 16,106 restricted shares subject to time-based vesting.
(11)
Shares are held by the Margolis Family Trust 12/23/98, of which Jeffrey Margolis is the trustee. Includes 42,926 restricted shares subject to time-based vesting.
(12)
Includes 24,703 restricted shares subject to time-based vesting.
(13)
Includes directors, nominees and current executive officers.

Securities Authorized for Issuance under Equity Incentive Compensation Plans

The following table provides information as of December 31, 2021, regarding shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of remaining available securities for future issuance under equity compensation plans
Equity compensation plans approved by shareholders(1)	12,600,803(2)	$18.02(3)	8,143,641
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
(1)
As December 31, 2021, the maximum number of shares available for issuance under the 2021 Plan was not permitted to exceed 20,744,444 shares. The number of shares available for issuance under the 2021 Plan will be increased on January 1 of each calendar year, beginning in 2022 and ending in and including 2031, by an amount equal to the lesser of (a) 4% of the shares of common stock outstanding on the final day of the immediately preceding calendar year and (b) a smaller number of shares determined by our Board. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2021 Plan will be added back to the shares of common stock available for issuance under such plan.
(2)
Includes 10,938,521 shares issuable upon the exercise of outstanding stock options and 1,662,282 shares issuable upon the vesting of outstanding RSUs.
(3)
As RSUs do not have any exercise price, such units are not included in the weighted average exercise price calculation.

PROPOSAL 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP for the year ended December 31, 2021 are described below.

Fees and Services

The following table summarizes the aggregate fees for professional audit services and other services rendered by Deloitte & Touche LLP for the years ended December 31, 2021 and 2020:

	2021	2020
Audit Fees	$1,243,000	$1,061,200
Audit-Related Fees	$190,000	$597,500
Tax Fees	$142,126	$60,000
All Other Fees	$381,900	$1,890

The Audit Fees listed above were billed in connection with the audit of our annual consolidated financial statements in our Annual Report on Form 10-K, the reviews of our interim consolidated financial statements included in our quarterly reports on Forms 10-Q and other professional services related to our statutory audits and IPO, including in relation to our registration statement on Form S-1. Audit-Related Fees include services performed in connection with the registration statements, such as due diligence procedures and issuance of comfort letters in relation to our registration statement and internal controls advisory services. Tax Fees include fees for tax compliance, tax advice and tax planning services. All Other Fees include consulting services.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a policy that requires advance approval of all audit services as well as non-audit services, regardless of cost, to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the registered public accounting firm’s independence. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Company’s Chief Financial Officer or the Chief Accounting Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s and the PCAOB’s rules on registered public accounting firm independence.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent registered public accounting firm.

The Audit Committee approved all services provided by Deloitte & Touche LLP. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Vote Required and Recommendation of the Board of Directors

Ratification of the appointment of Deloitte & Touche LLP requires affirmative votes from the holders of a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on such matter. Shares not present at the meeting have no effect on the approval of this matter, while abstentions will count as votes “against.” Pursuant to current NYSE regulations, brokers and other NYSE member organizations have discretionary voting power over the approval of this matter. Therefore, there will be no “broker non-votes” on this proposal, and if you hold shares through a broker or other NYSE member organization and do not provide voting instructions to your broker or other NYSE member organization, your shares may be voted “FOR” this proposal. If you timely submit a signed proxy card but fail to specify instructions to vote with respect to this proposal, the proxy card will be voted “FOR” this proposal.

If our stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm. Even if the appointment is ratified, the Audit Committee may in the future replace Deloitte & Touche LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interests to do so.

THE AUDIT COMMITTEE AND BOARD OF DIRECTORS RECOMMEND THAT
YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process on behalf of the Board. The Audit Committee is composed of three independent directors and met nine times in 2021. Our Audit Committee operates under a written charter, which is posted on our website at https://ir.alignmenthealthcare.com/. The Audit Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee:

•
reviewed and discussed the audited financial statements for the year ended December 31, 2021 with our management;
•
discussed with our independent auditors, Deloitte & Touche LLP, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and
•
received the written disclosures and the letter from the Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee concerning independence, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Respectfully submitted by:

Jeffrey Margolis

Jacqueline Kosecoff*

Margaret McCarthy

* Dr. Kosecoff ceased serving on the Audit Committee in February 2022.

This report shall not be deemed soliciting material or to be filed with the SEC, or incorporated by reference in any document so filed, whether made before or after the date hereof, except to the extent we specifically request that it be treated as soliciting material or it is specifically incorporated by reference therein.

PROPOSAL 3 – FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, beginning with our proxy statement for the 2023 annual meeting of stockholders, a proposed resolution will be presented asking our stockholders to approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes, and narrative in our proxy statements.

Pursuant to Section 14A of the Exchange Act, we are asking our stockholders to vote, on a non-binding, advisory basis, on the frequency of these advisory votes to approve the compensation of our NEOs. Stockholders may indicate whether they prefer that we conduct advisory votes to approve the compensation of our NEOs once every year, once every two years, or once every three years. We are therefore asking our stockholders to vote on the following resolution:

RESOLVED, that the stockholders of Alignment Healthcare, Inc. determine, on an advisory basis, that the frequency with which the stockholders of the Company shall have a future advisory vote with respect to the compensation of the Company’s Named Executive Officers set forth in the Company’s proxy statement is:

Choice 1 — every year;

Choice 2 — every two years;

Choice 3 — every three years; or

Choice 4 — abstain from voting.

The Board of Directors has determined that holding an advisory vote to approve the compensation of our NEOs once every year is the most appropriate policy at this time because (i) it would enable the stockholders to provide the Board of Directors with input regarding the compensation of the NEOs on a timely basis and (ii) it is consistent with the Company’s practice of engaging with stockholders and obtaining their input on corporate governance matters and executive compensation philosophy, policies, and practices.

Although this advisory vote on the frequency of future advisory votes to approve the compensation of our NEOs is non-binding, the Board of Directors and the Compensation Committee will carefully review and consider the stockholders’ preference when determining the frequency of future advisory votes to approve the compensation of our NEOs.

Vote Required and Recommendation of the Board of Directors

The frequency (every year, every two years, or every three years) receiving the highest number of votes will be deemed to be the choice of our stockholders with respect to the non-binding, advisory vote on the frequency of voting with respect to the compensation of the Company’s Named Executive Officers. Shares not present at the meeting and Shares voting “abstain” or broker non-votes have no effect on the approval of this non-binding advisory vote. Pursuant to current NYSE regulations, brokers and other NYSE member organizations do not have discretionary voting power over the approval of the non-binding, advisory vote on the frequency of voting with respect to the compensation of the Company’s Named Executive Officers. Therefore, if you hold shares through a broker or other NYSE member organization and do not provide voting instructions to your, broker or other NYSE member organization, your shares will not be voted with respect to this proposal. If you timely submit a signed proxy card but fail to specify instructions to vote with respect to this proposal, the proxy card will be voted “EVERY YEAR.”

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “EVERY YEAR” AS THE PREFERRED FREQUENCY FOR FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATON OF OUR NEOs.

OTHER MATTERS

We are not aware of any matters other than those discussed in the foregoing materials contemplated for action at the Annual Meeting. The persons named in the proxy card will vote in accordance with the recommendation of the Board on any other matters incidental to the conduct of, or otherwise properly brought before, the Annual Meeting. The proxy card contains discretionary authority for them to do so.

INCORPORATION BY REFERENCE

This document includes website addresses, which are intended to provide inactive, textual references only. The information on these websites is not part of this document.

AVAILABILITY OF SEC FILINGS, CODE OF CONDUCT AND COMMITTEE CHARTERS

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Conduct and the charters of the Audit Committee, Compensation Committee and NCGCC, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained the investor relations section of our corporate website, https://ir.alignmenthealthcare.com/, or may be requested in print, at no cost, by mail at Alignment Healthcare, Inc., 1100 W. Town & Country Rd., Suite 1600, Orange, CA 92868, Attention: Investor Relations.

WHERE TO FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. The investor relations section of our corporate website may be found at https://ir.alignmenthealthcare.com/. We make available free of charge, through our website, our annual report on Form 10-K, as amended, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this proxy statement.

COST OF PROXY SOLICITATION

Alignment is paying the expenses of this solicitation. Alignment will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to beneficial owners of common stock held as of the Record Date by such persons, and Alignment will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such proxy materials. In addition to solicitation by mail, directors, officers and other employees of Alignment may solicit proxies in person or by telephone, facsimile, email or other similar means. Such individuals will not receive any additional compensation for these solicitation activities.

Appendix A – Non-GAAP Financial Measures

Adjusted Gross Profit and Medical Benefits Ratio, or MBR

Adjusted gross profit is a non-GAAP financial measure that we define as loss from operations before depreciation and amortization, clinical equity-based compensation expense, and selling, general, and administrative expenses. Adjusted gross profit is a key measure used by our management and Board of Directors to understand and evaluate our operating performance and trends before the impact of our consolidated selling, general and administrative expenses.

Adjusted gross profit should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of adjusted gross profit in lieu of loss from operations, which is the most directly comparable financial measure calculated in accordance with GAAP.

Our use of the term adjusted gross profit may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies.

Adjusted gross profit is reconciled as follows:

We calculate our medical benefits ratio (“MBR”) by dividing total medical expenses, excluding depreciation and equity-based compensation, by total revenues in a given period. We believe our MBR is an indicator of our gross profit for our Medicare Advantage plans and demonstrates the ability of our clinical model to produce superior outcomes by identifying and providing targeted care to our high-risk members resulting in improved member health and reduced total population medical expenses. We expect that this metric may fluctuate over time due to a variety of factors, including our pace of new member growth given that new members typically join Alignment with higher MBRs, while our model has demonstrated an ability to improve MBR for a given cohort over time.

When we determine, on an annual basis, whether we have satisfied the CMS minimum Medical Loss Ratio (“MLR”) of 85%, adjustments are made to the MBR calculation to include certain additional expenses related to improving the quality of care provided, and to exclude certain taxes and fees, in each case as permitted or required by CMS and applicable regulatory requirements.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that we define as net loss before interest expense, income taxes, depreciation and amortization expense, reorganization and transaction-related expenses and equity-based compensation expense. Adjusted EBITDA is a key measure used by our management and our Board of Directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the amounts eliminated in calculating Adjusted EBITDA provides useful measures for period-to-period comparisons of our business. Given

A-1

our intent to continue to invest in our platform and the scalability of our business in the short to medium-term, we believe Adjusted EBITDA over the long term will be an important indicator of value creation.

Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA in lieu of net loss, which is the most directly comparable financial measure calculated in accordance with GAAP.

Our use of the term Adjusted EBITDA may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies.

Adjusted EBITDA is reconciled as follows:

(1)
2021 represents equity-based compensation related to the timing of the Company’s initial public offering (“IPO”), including the previously issued stock appreciation rights liability awards, modifications related to transaction vesting units, and new grants made in conjunction with the IPO. 2020 represents equity-based compensation related to certain Class B and Class C membership units issued by Alignment Healthcare Holdings, LLC prior to the pre-IPO corporate reorganization (the “Reorganization”) described in our Annual Report on Form 10-K filed with the Securities and Exchange Commission March 3, 2022.
(2)
Represents legal, professional, accounting and other advisory fees related to the Reorganization, the IPO and our November 2021 secondary offering that are considered non-recurring and non-capitalizable.
(3)
Represents acquisition-related fees, such as legal and advisory fees, that are non-capitalizable.

A-2

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/ALHC • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-314-3346 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided You must register to attend the meeting online and/or participate at www.proxydocs.com/ALHC Alignment Healthcare, Inc. Annual Meeting of Stockholders For Stockholders of record as of April 22, 2022 TIME: Tuesday, June 14, 2022 8:00 AM, Pacific Time PLACE: Annual Meeting to be held live via the Internet Please visit www.proxydocs.com/ALHC for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints John Kao and Thomas Freeman (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Alignment Healthcare, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Alignment Healthcare, Inc. Annual Meeting of Stockholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Thomas Carella FOR 1.02 Mark McClellan FOR 1.03 Robbert Vorhoff FOR FOR AGAINST ABSTAIN 2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022. FOR 1YR 2YR 3YR ABSTAIN 3. Indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our Named Executive Officers. 1 YEAR Check here if you would like to attend the meeting in person. You must register to attend the meeting online and/or participate at www.proxydocs.com/ALHC Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFLDateDateSignature (if held jointly) XPlease make your marks like this: Alignment Healthcare, Inc. Annual Meeting of Stockholders THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1 AND 2 THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR. PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS 1. Election of Directors FOR WITHHOLD 1.01 Thomas Carella FOR 1.02 Mark McClellan FOR 1.03 Robbert Vorhoff FOR FOR AGAINST ABSTAIN 2. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2022. FOR 1YR 2YR 3YR ABSTAIN 3. Indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our Named Executive Officers. 1 YEAR Check here if you would like to attend the meeting in person. You must register to attend the meeting online and/or participate at www.proxydocs.com/ALHC Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFLDateDateSignature (if held jointly) XPlease make your marks like this: